                                                  EXHIBIT 99.1










                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT


                                   Between


                           COOPER INDUSTRIES, INC.



                                     and



                             WYMAN-GORDON COMPANY





                         Dated as of January 10, 1994
























                           STOCK PURCHASE AGREEMENT
                              TABLE OF CONTENTS

                         (Not Part of the Agreement)

SECTION                                                     PAGE
PARTIES                                                       1
PREAMBLES                                                     1

ARTICLE I   SALE OF COMPANY COMMON STOCK                      1
  1.1       Purchase and Sale                                 1
  1.2       Consideration                                     1
  1.3       Closing Balance Sheet                             2
  1.4       Seller's Review of Preliminary Closing
            Balance Sheet                                     5
  1.5       Buyer Response to Seller's Letter                 5
  1.6       Meeting to Resolve Proposed Adjustments           5
  1.7       Resolution by Accounting Arbitrator               6
  1.8       Positive or Negative Purchase Price Adjustment    6
  1.9       Values                                            7
  1.10      Place of Payment                                  7

ARTICLE II  CLOSING                                           7
  2.1       Time and Place of Closing                         7
  2.2       Deliveries by the Seller                          7
  2.3       Deliveries by the Buyer                           8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER      8
  3.1       Organization                                      8
  3.2       Capitalization                                    9
  3.3       Authority Relative to This Agreement              9
  3.4       Consents and Approvals; No Violations            10
  3.5       Financial Statements                             10
  3.6       Absence of Certain Changes                       11
  3.7       No Undisclosed Liabilities                       11
  3.8       Information in Proxy Statement                   12
  3.9       Litigation                                       12
  3.10      Compliance With Applicable Law                   12
  3.11      Taxes                                            13
  3.12      ERISA; Employee Benefits                         13
  3.13      Intellectual Property                            15
  3.14      Material Contracts; No Defaults                  16
  3.15      Environmental Compliance                         16
  3.16      Title to Real Property                           17
  3.17      Company Assets                                   17
  3.18      Labor Matters                                    17
  3.19      Purchase for Investment                          18
  3.20      No Beneficial Ownership of the Buyer's Stock     18
  3.21      Change in Control                                18
  3.22      Business of the Company                          18
  3.23      Representations Accurate                         18






SECTION                                                     PAGE
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER      19
  4.1       Organization                                     19
  4.2       Capitaliztion                                    19
  4.3       Authority Relative to this Agreement             20
  4.4       Consents and Approvals; No Violations            21
  4.5       Reports                                          21
  4.6       Absence of Certain Changes                       22
  4.7       No Undisclosed Liabilities                       22
  4.8       Information in Proxy Statement                   23
  4.9       Litigation                                       23
  4.10      Compliance with Applicable Law                   23
  4.11      Taxes                                            23
  4.12      ERISA; Employee Benefits                         24
  4.13      Intellectual Property                            25
  4.14      No Defaults                                      26
  4.15      Environmental Compliance                         26
  4.16      Representations Accurate                         26
  4.17      Purchase for Investment                          27

ARTICLE V   COVENANTS                                        27
  5.1       Business Covenants of the Seller                 28
  5.2       Business Covenants of the Buyer                  29
  5.3       Current Information                              31
  5.4       Access to Information                            31
  5.5       Reasonable Best Efforts                          32
  5.6       Consents; Filings                                33
  5.7       Shareholder Meeting                              33
  5.8       Amendment to Articles of Organization
            and By-Laws                                      34
  5.9       Rights Agreement                                 34
  5.10      Brokers or Finders                               34
  5.11      Fees and Expenses                                34
  5.12      Employee Benefits                                34
  5.13      Public Announcements                             42
  5.14      Use of the Company Name                          42
  5.15      Company Books and Records                        43
  5.16      Disclosure Supplements                           43
  5.17      Ancillary Agreement                              43
  5.18      WARN Act                                         44
  5.19      Taxes                                            44
  5.20      Existing Insurance Coverage                      50
  5.21      Certain Obligations                              50
  5.22      Survival; Indemnification                        51
  5.23      Repurchase of Receivables                        55











SECTION                                                     PAGE
ARTICLE VI   CONDITIONS                                      55
  6.1        Conditions to Each Party's Obligation to
             Effect the Transactions Contemplated by
             this Agreement                                  55
  6.2        Conditions of Obligations of the Seller to
             Effect the Transactions Contemplated by this
             Agreement                                       56
  6.3        Conditions of Obligations of the Buyer to
             Effect the Transactions Contemplated by
             this Agreement                                  57

ARTICLE VII  TERMINATION AND ABANDONMENT                     57
  7.1        Termination                                     57
  7.2        Procedure and Effect of Termination             58

ARTICLE VIII MISCELLANEOUS                                   58
  8.1        Amendment and Modification                      58
  8.2        Waiver of Compliance; Consents                  58
  8.3        Investigations; Survival Upon Termination       59
  8.4        Notices                                         59
  8.5        Annexes, Schedules and Exhibits                 60
  8.6        Descriptive Headings                            60
  8.7        Counterparts                                    60
  8.8        Entire Agreement; Assignment                    60
  8.9        Governing Law                                   60
  8.10       Specific Performance                            60
  8.11       Alternative Dispute Resolution                  61
  8.12       Non-Competition                                 62
  8.13       Further Assurances                              63
  8.14       No Third-Party Beneficiaries                    63
  8.15       Remedies; Waiver                                63
  8.16       Severability                                    63























                AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


     AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of
January 10, 1994 (the "Agreement"), between Cooper Industries,
Inc., an Ohio corporation (the "Seller"), and Wyman-Gordon Company, a Massachusetts corporation (the "Buyer").

     WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $.208-1/3 per share (the "Company Common Stock"), of Cameron Forged Products Company, a Delaware corporation (the "Company"); and

     WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Company Common Stock; and

     WHEREAS, simultaneously with the execution and delivery of the Stock Purchase Agreement dated as of January 10, 1994 by and between the Buyer and the Seller (the "Original Agreement") and as an inducement to enter into the Original Agreement, the Buyer and the Seller have entered into the Investment Agreement dated as of the date hereof and in the form attached hereto as Annex I (the "Investment Agreement"), providing for certain arrangements with respect to their relationship following consummation of the transactions contemplated by this Agreement; and

     WHEREAS, the Buyer and the Seller wish to make certain technical corrections to the Original Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree to amend and restate in its entirety the Original Agreement and all the terms and provisions thereof to read in their entirety as follows:

                                  ARTICLE I
                         SALE OF COMPANY COMMON STOCK

     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) the Seller will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from the Seller, all of the Company Common Stock.

     1.2  Consideration.
          (a) Upon the terms and subject to the conditions of this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Company Common Stock the Buyer will pay, issue, and deliver to the Seller the Consideration. The Consideration consists of (i) the Cash Consideration, (ii) the Balance Sheet Consideration Amount and (iii) the Equity Consideration.





          (b) The "Cash Consideration" $5,000,000 payable as follows: (i) The Buyer will pay to the Seller the sum of $400,000 at Closing and (ii) the Buyer will execute and deliver to Seller, at Closing, Buyer's promissory note, dated as of the Closing, in the form attached hereto as Annex II in the principal amount of $4,600,000 (the "Note").

          (c) The "Equity Consideration" is 16,500,000 shares, par value $1.00 per share, of the Buyer's Common Stock. At Closing Buyer will issue and deliver to Seller the Equity Consideration.

          (d) The Balance Sheet Consideration Amount will be determined and paid as set forth herein. Within five days following the date on which the Final Net Asset Value is determined pursuant to the provisions of Section 1.8, either Seller shall pay to Buyer the Negative Net Asset Amount or Buyer shall pay to Seller the Positive Net Asset Amount, in either case, together with interest thereon at the annual rate of 4% per annum from the Closing Date (as hereinafter defined) until the date paid (the "Balance Sheet Consideration Amount").

     1.3 Closing Balance Sheet. Within 60 days following the Closing Date, the Buyer shall prepare and deliver to the Seller a consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet and the final balance sheet determined in accordance with Sections 1.4, 1.5, 1.6 and 1.7 of this Article I (the "Final Closing Balance Sheet") shall be prepared in accordance with principles, practices and procedures that are the same as those which resulted in the asset and liability values reflected in the Balance Sheet dated September 26, 1993, which is attached hereto as Annex III (the "Peg Balance Sheet"). The Preliminary Closing Balance Sheet and the Final Closing Balance Sheet are sometimes collectively referred to herein as the Preliminary and Final Closing Balance Sheets. Notwithstanding the foregoing, the following specific provisions shall take precedence over such principles, practices and procedures in the preparation of the Preliminary and Final Closing Balance Sheets:

          (a) The asset and liability amounts included in the Preliminary and Final Closing Balance Sheets will be the same as those included in the Peg Balance Sheet except as necessary to reflect those changes in the asset and liability values that result from new transactions and actual changes in facts and circumstances occurring during the period after (but not including) September 26, 1993 (the "Peg Date") through and including the Closing Date (the "Change Period"). (To illustrate, if an item of machinery and equipment was included in the Peg Balance Sheet at a net book value of $1 million, but had not been used for the past several years, or would no longer function, or would require major repairs to put it in working condition, this item would be valued at $1 million in the Preliminary and Final Closing Balance Sheets because no changes in facts or circumstances occurred during the Change Period which would warrant a reduction in the book value of that asset as of the




Closing Date that would not have been equally appropriate as of the Peg Date. However, if a change in facts or circumstances occurred during the Change Period which would have warranted a change in the book value of such item of machinery and equipment that would not have been equally appropriate as of the Peg Date, then the book value of such item would be changed on the Preliminary and Final Closing Balance Sheets. As further examples, any liability which was under-accrued or over-accrued as of the Peg Date, absent a change in facts and circumstances during the Change Period, will be recorded so that it is equally under-accrued or over-accrued as of the Closing Date, and the aging of accounts receivable may constitute a change in facts and circumstances warranting a change in the bad debt reserve.)

          (b) The quantities of inventory used to determine the inventory amount to be included in the Preliminary and Final Closing Balance Sheets will be based on the results of a physical inventory to be taken as of the opening of business on the Closing Date in accordance with procedures to be mutually agreed to by the parties. The physical inventory quantities will be priced utilizing the same standard costs which were used in the determination of the inventory amount reflected in the Peg Balance Sheet and in the case of items which were not on hand as of the Peg Date in accordance with the normal procedures of the Company. The Preliminary and Final Closing Balance Sheets will include a LIFO debit of $8,226,129 which is the same amount as the LIFO debit included in the Peg Balance Sheet. The Preliminary and Final Closing Balance Sheets will not include any reserve or accrual with respect to inventory shrinkage but will include reserves or accruals for any other inventory valuation matter that are equal in amount to any such reserves or accruals that were included in the Peg Balance Sheet, including without limitation, reserves and accruals for excess, obsolete or slow moving inventory or for loss jobs.

          (c) No depreciation or amortization expense shall be recorded for the Change Period. As a result, the accumulated depreciation and amortization balances reflected in the Preliminary and Final Closing Balance Sheets shall be the same as the amounts included in the Peg Balance Sheet adjusted only for asset sales or other dispositions in the ordinary course of business and in accordance with the terms of this Agreement.

          (d)The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any payable or receivable for (i) federal income tax or (ii) state and local income tax balances. The deferred tax balances on the Preliminary and Final Closing Balance Sheets will be the same as the deferred tax balances included in the Peg Balance Sheet adjusted only to reflect changes in the book or tax basis of the underlying assets and liabilities which occur during the Change Period.








          (e) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any cash either on-hand or in banks other than cash equal to the "Receivables Purchase Price" paid by the Seller to the Company pursuant to the Factoring Agreement (as hereinafter defined) and the Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any payable or receivable between the Company and the Seller including any of Seller's Affiliates.

          (f)The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any assets or liabilities with respect to the Company's Domestic Retirement and Savings Plans or Seller U.K. Pension Plans (as such terms are hereinafter defined).

          (g) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any amounts as to land, land improvements or buildings or environmental accruals with respect to the Katy Road Site (as hereinafter defined).

          (h) For purposes of this Agreement, a change in translation rates between the U.S. dollar and various foreign currencies, including the U.K. pound, during the Change Period will be considered to be a change in facts and circumstances.

          (i) The deferred tax asset amount included in the Preliminary and Final Closing Balance Sheets will be net of a deferred tax asset valuation allowance of $2,776,000 which is the same as the deferred tax asset valuation allowance included in the Peg Balance Sheet.

          (j) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any amounts (assets or liabilities) with respect to the Gulf Metals Site (as hereinafter defined).

          (k) The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any adjustments to asset or liability amounts, including any adjustments for currency translation (increase or decrease) which may occur in connection with a transfer as contemplated by this Agreement at other than current book value of U.K. assets or other assets used in the Business between (i) Seller and the Seller's Subsidiaries and (ii) the Company and the Company's Subsidiaries.

          (l) The Tech Mod accrual to be included in the Preliminary and Final Closing Balance Sheets will be the same as the Tech Mod accrual included in the Peg Balance Sheet.

          (m) The Preliminary and Final Closing Balance Sheets will include a prepaid asset equal to 1% of the trade and notes receivable of the Company sold to Seller pursuant to the Factoring Agreement.






          (n)The Peg Balance Sheet did not and the Preliminary and Final Closing Balance Sheets will not include any reserve or accrual with respect to any loss or potential liability which the Company may have in connection with Item 1 in Section 3.7 of the Seller Disclosure Schedule.

          (o) The Preliminary and Final Closing Balance Sheets will not include any accruals with respect to company matching contributions to the Seller Salaried 401(k) Plan and the Seller
Hourly 401(k) Plan (as such terms are defined in Section 5.12(c)).

     1.4 Seller's Review of Preliminary Closing Balance Sheet. Seller shall have 30 days following receipt of the Preliminary Closing Balance Sheet to review (the "Seller's Review") such balance sheet. If Seller determines, in Seller's reasonable judgment, that it has not been prepared in accordance with the provisions of Section 1.3 then within the said 30-day period allowed for Seller's Review, Seller shall prepare and deliver a letter to Buyer (the "Seller's Letter") setting forth in reasonable detail the adjustments that Seller determines are appropriate. During the said 30-day period, Buyer shall grant Seller reasonable access during normal business hours to the books and records of the Company and its working papers pertaining to the Preliminary Closing Balance Sheet and shall authorize the Company's auditors to grant Seller's auditors access to any working papers or other documents prepared by such auditors with respect to the Preliminary Closing Balance Sheet. If Seller does not prepare and furnish Seller's Letter to Buyer within the said 30-day period, then the Preliminary Balance Sheet as prepared by Buyer will become the Final Closing Balance Sheet.

     1.5 Buyer Response to Seller's Letter. Buyer will have 15 days following receipt of Seller's Letter, if any, to review such letter and prepare a written response (the "Buyer's Letter") setting forth Buyer's position with respect to each adjustment proposed by Seller in Seller's Letter. If Buyer does not prepare and furnish Buyer's Letter to Seller within the 15 days allowed, then all of the adjustments set forth in Seller's Letter shall be deemed to have been accepted by Buyer, and the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for all of the adjustments set forth in Seller's Letter.

     1.6 Meeting to Resolve Proposed Adjustments. As soon as practicable, but not later than ten days following the receipt by Seller of Buyer's Letter, if any, the parties shall meet and endeavor to mutually resolve any of Seller's adjustments not agreed to in Buyer's Letter. If the parties reach agreement on the remaining adjustments, if any, then the Final Closing Balance Sheet shall be prepared by adjusting the Preliminary Closing Balance Sheet for the adjustments agreed to in Buyer's Letter and those resolved by the parties.







     1.7 Resolution by Accounting Arbitrator. If the parties do not meet within the said ten-day period, or they fail to agree to meet at some later date, or they meet but are unable to resolve all of the adjustments set forth in Seller's Letter to the mutual satisfaction of both parties, then the parties, jointly, or if one party is unwilling then the other party singly, shall engage the New York office of the firm of Deloitte & Touche (the "Accounting Arbitrator") to resolve any of Seller's adjustments which remain unresolved. The Accounting Arbitrator shall be furnished with a copy of the Agreement, the Peg Balance Sheet, the Preliminary Closing Balance Sheet, Seller's Letter, Buyer's Letter and any other relevant correspondence between the parties. The Accounting Arbitrator must, within 30 days from the date such documents are furnished, complete his review and render a written report setting forth his conclusion with respect to each of Seller's adjustments which were unresolved between the parties. The Accounting Arbitrator shall be granted access to the books and records of the Company as well as the working papers or other documents which either party or its accountants may have which relate to the Preliminary Closing Balance Sheet and any other documents or information which the Accounting Arbitrator may deem appropriate. The Accounting Arbitrator's review shall be limited to the purpose of determining whether, in respect of each disputed adjustment, the Seller's proposed adjustment or the Buyer's position with respect to the Seller's proposed adjustment is more nearly in accordance with the terms of this Agreement. The parties shall have the right to submit written materials to the Accounting Arbitrator and make oral presentations all in accordance with procedures to be set forth in the engagement letter between the parties and the Accounting Arbitrator. In arriving at his determination the Accounting Arbitrator must select for each adjustment either the Seller's proposed adjustment or Buyer's position with respect to the Seller's proposed adjustment. The decision by the Accounting Arbitrator shall be in writing and delivered to both Buyer and Seller. The Accounting Arbitrator's said decision shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. Each party shall pay 50% of the fees and expenses of the Accounting Arbitrator. If the Accounting Arbitrator is engaged, the Final Closing Balance Sheet will be prepared by adjusting the Preliminary Closing Balance Sheet for any of Seller's adjustments accepted by Buyer's Letter, those agreed to by the parties and those determined by the Accounting Arbitrator.

     1.8 Positive or Negative Purchase Price Adjustment. When the Final Closing Balance Sheet is determined pursuant to the provisions of Sections 1.4, 1.5, 1.6 or 1.7, then the net asset/equity value set forth on such Final Closing Balance Sheet will be the Final Net Asset Value and the Positive or Negative Net Asset Amount shall be determined by comparing the Final Net Asset Value to the net asset/equity amount set forth on the Peg Balance Sheet (the "Peg Value"). If the Peg Value is more than the Final Net Asset Value, then the excess is the Negative Net Asset Amount. If the Final Net Asset Value is more than the Peg Value, then the excess is the Positive Net Asset Amount.



     1.9 Values. On or about the date that the number of shares was fixed between the parties the estimated value of the Equity Consideration was $47,437,500. This amount added to the Cash Consideration of $5,000,000 is $52,437,500. These values will be utilized by the Buyer for all relevant financial accounting purposes.

     1.10 Place of Payment. All payments to Seller under this Agreement shall be made by wire transfer in immediately available funds to Chase Manhattan Bank, New York, ABA #021000021, for credit
to Cooper Industries, Inc.,  account number 910-1-144781.   All
payments to Buyer under this Agreement shall be made by wire transfer in immediately available funds to Shawmut Bank, Boston, for the credit to Wyman-Gordon Company, account number 030-03-92612.

                                  ARTICLE II
                                   CLOSING

     2.1 Time and Place of Closing. The closing of the transac-tions contemplated by this Agreement (the "Closing") will take place at the offices of the Seller, at 10:00 A.M. (Houston time) on the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived; or at such other place or time or both as the parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing and the consummation of the transactions contemplated hereby shall be deemed effective as of the close of business on the Closing Date.

     2.2 Deliveries by the Seller. At the Closing the Seller will deliver the following to the Buyer:

          (a)Stock certificates representing the Company Common
Stock, issued to and registered in the name or names of the Buyer or its designee or designees, together with evidence of payment of any applicable stock transfer taxes.

          (b)The resignations of those members of the Boards of Directors of the Company, the U.K. Sub or the Pipeline Sub (as such terms are hereinafter defined) who will continue after the Closing to be employees of the Seller.

          (c)The stock books, stock ledgers, minute books and corporate seals of the Company, the U.K. Sub and the Pipeline Sub; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.2(c) if delivered to or otherwise located at the offices of the Company, the U.K. Sub or the Pipeline Sub.

          (d)The officers' certificate and other documents contem-plated by Sections 6.1 and 6.3.

          (e)All other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement.




     2.3 Deliveries by the Buyer. At the Closing the Buyer will deliver the following to the Seller:

          (a)Stock certificates representing the Equity Consider-ation issued to and registered in the name or names of the Seller or its designee or designees, together with evidence of payment of any stock transfer taxes.

          (b)$400,000 in cash.

          (c)The Note duly executed by the Buyer.

          (d)A letter from Wachtell, Lipton, Rosen & Katz addressed to the Seller and dated the Closing Date stating that (without opining as to Massachusetts law) neither the execution nor delivery of the Rights Agreement (as hereinafter defined) will constitute a breach or violation of any of the provisions of the Original Rights Agreement (as hereinafter defined).

          (e)The officers' certificate and other documents contem-plated by Sections 6.1 and 6.2.

          (f)All other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     3.1 Organization. Each of the Seller, the Company, CFPD, Ltd., incorporated under the laws of England and Scotland and a wholly owned subsidiary of the Company (the "U.K. Sub"), and Cameron Pipeline, Inc., a Texas corporation and a wholly owned subsidiary of the Company (the "Pipeline Sub" and, together with the U.K. Sub, the "Company Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Seller, the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. "Material Adverse Effect," as used in this Article III, means a material adverse effect on the business operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or on the Business (as defined below). The Seller has heretofore delivered to the Buyer accurate and complete copies of the Certificate of Incorporation and By-laws (or similar organizational documents), as currently in effect, of the Company and each Company Subsidiary. The Company has no subsidiaries other than the Company




 Subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business other than the Company Subsidiaries. The Company Subsidiaries have no subsidiaries and do not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership in any business.

     3.2  Capitalization.
          (a)The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, all of which are issued and outstanding as of the date hereof. Except as listed in Section 3.2(a) of the Seller's disclosure schedule (the "Seller Disclosure Schedule"), the authorized capital stock of the U.K. Sub consists of 1,000,000 shares of common stock (the "U.K. Stock"), one share of which is issued and outstanding as of the date hereof. The authorized capital stock of the Pipeline Sub consists of 1,000 shares of common stock par value $1.00 per share (the "Pipeline Stock"), all of which are issued and outstanding as of the date hereof. All of the shares of Company Common Stock are owned by the Seller, and all of the shares of U.K. Stock and Pipeline Stock are owned by the Company, and are in each case validly issued, fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement, there are no subscriptions, options, warrants, convertible or exchangeable securities, calls, rights or other agreements or commitments obligating the Seller, the Company or the Company Subsidiaries to issue, transfer or sell any securities of the Company or of the Company Subsidiaries.

          (b)The Seller has good and marketable title to the shares of Company Common Stock, and the Company has good and marketable title to the shares of U.K. Stock and Pipeline Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.
Upon consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the shares of Company Common Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.

          (c)Section 3.2(c) of the Seller Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which the Company and each Company Subsidiary are qualified to do business.

     3.3 Authority Relative to This Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement, the Investment Agreement and the other instruments, agreements and documents contemplated by this Agreement and the Investment Agreement (the "Other Agreements") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Investment Agreement and the Other Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings



on the part of the Seller are necessary to authorize this Agreement, the Investment Agreement and the Other Agreements or to consummate the transactions so contemplated. This Agreement and the Investment Agreement have been duly and validly executed and delivered by the Seller and (assuming they are duly and validly executed by the Buyer) constitute, and the Other Agreements will when executed (assuming due and valid execution by any other parties thereto) constitute, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by respective applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and German pre-merger notification laws, no filing with, and no permit, authorization, consent or approval of, any governmental body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by the Seller of the transactions contemplated by this Agreement and the Investment Agreement and the Other Agreements. Except as set forth in Section
3.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, the Investment Agreement and the Other Agreements by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby nor compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with or breach any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of the Seller, any Seller Subsidiary (as defined below), the Company or any Company Subsidiary, (ii) violate or breach any provision of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Seller, the Company or any Company Subsidiary is a party or by which the Seller, the Company or any Company Subsidiary or any of their properties or assets may be bound, or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Seller, the Company or any Company Subsidiary or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not either have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, the "Seller Subsidiaries" means the subsidiaries of the Seller other than the Company and the Company Subsidiaries.

     3.5 Financial Statements. Attached hereto as Exhibit A are true and complete copies of (i) the audited combined balance sheets of the Cameron Forged Products Division of the Seller, which includes the Company, that portion of Cooper (Great Britain) Ltd. to the extent that it previously conducted all or part of the



Business (as hereinafter defined) and the Pipeline Sub (collectively, "Cameron"), as of December 31, 1993 and December 31, 1992 (collectively the "Company Balance Sheets"), and (ii) the related audited combined statements of operations and cash flows for each of the years ended December 31, 1991, 1992 and 1993 (collectively with the Company Balance Sheets, the "Company Financial Statements"), together with the notes thereto and an opinion of E&Y relating thereto. The Company Financial Statements and the Peg Balance Sheet have been prepared from, and are in accordance with, the books and records of Cameron and the books and records of Seller that pertain to Cameron. The Company Balance Sheets fairly present the financial position of Cameron as of their respective dates, and the other related statements included in the Company Financial Statements fairly present the results of operations and changes in financial position of Cameron for the periods then ended. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise disclosed in the notes thereto.

     3.6 Absence of Certain Changes.  Except as disclosed in
Section 3.6 of the Seller Disclosure Schedule or in Annex IV hereto, or as disclosed in the Company Financial Statements, since September 30, 1993, none of the Company, the Company Subsidiaries and the Business has (i) taken any of the actions set forth in
Section 5.1(a) through Section 5.1(o) of this Agreement, (ii) suffered a Material Adverse Effect, or any change in circumstances that is reasonably likely to have a Material Adverse Effect (other than any change generally affecting the industry in which the Business is engaged), or (iii) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

     3.7 No Undisclosed Liabilities. Any reference in this Agreement to Seller's Knowledge shall be a reference solely to the actual knowledge of Kenneth L. Hardcastle and his direct reports, and Michael J. Sebastian, D. Bradley McWilliams, Alan J. Hill, Robert W. Teets, Stephen V. O'Neill, Donald R. Sheley, Jr. and Bruce E. Himmelreich. Seller's Knowledge shall not include any constructive knowledge, imputed knowledge or any knowledge attributed to Seller solely because Seller or its agents or employees should have known the matter in question. Except as and to the extent set forth in Section 3.7 of the Seller Disclosure Schedule, to Seller's Knowledge, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a kind required to be reflected in a balance sheet prepared in accordance with GAAP, or required to be disclosed in the notes thereto, except (a) liabilities which were reflected in the December 31, 1992, or the December 31, 1993, Company Balance Sheets or disclosed in the notes thereto, (b) liabilities which were incurred since December 31, 1993 in the ordinary course of business, consistent with past practice and which would be reflected in a balance sheet prepared in accordance with GAAP, (c) liabilities which have not had a Material Adverse Effect, and are not reasonably likely to have a Material Adverse




Effect, and (d) liabilities incurred in connection with this Agreement. Except as disclosed in Section 3.7 of the Seller
Disclosure Schedule or the Exhibits or Annexes hereto, there are no material obligations or liabilities of the Company or the Company
Subsidiaries to the Seller or any of the Seller Subsidiaries that will exist after the Closing Date.

     3.8 Information in Proxy Statement. None of the information supplied in writing by the Seller, the Seller Subsidiaries, the Company or the Company Subsidiaries (including without limitation the Company Financial Statements and any other financial statements of the Company and the Company Subsidiaries) for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Buyer's shareholders to be held with respect to the transactions contemplated by this Agreement (the "Proxy Statement") will, at the time the Proxy Statement is mailed to the shareholders of the Buyer or at the time of the meeting of shareholders of the Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.9 Litigation. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, (a) there are no existing orders, injunctions, judgments or decrees of any Governmental Entity which apply to the Company or any Company Subsidiary or any assets, properties or operations of the foregoing and (b) there are no actions, suits or proceedings, at law or in equity, pending, or to Seller's Knowledge, threatened, or to Seller's Knowledge, any investigations pending or threatened involving the Company or the Company Subsidiaries by or before any Governmental Entity which in the case of either Clause (a) or (b) above are reasonably likely to have a Material Adverse Effect.

     3.10 Compliance With Applicable Law.  Except as set forth in
Section 3.10 of the Seller Disclosure Schedule, and except with respect to environmental matters, which are addressed in Section
3.15 hereof, (a) the Company and the Company Subsidiaries are, and the Business has been conducted, in compliance with all laws, ordinances, rules, regulations, decrees and orders of all Govern-mental Entities ("Laws"), except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect and (b) the Seller, the Company, and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to conduct the Business as currently conducted (the "Company Permits"), and such Company Permits are in full force and effect, except for such failure to hold or be in full force and effect which would not be reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, no suspension, cancellation or termination of any of the Company Permits is threatened or imminent that would be reasonably likely to have a Material Adverse Effect.







     3.11 Taxes. The Company has duly filed all returns of income Taxes (as hereinafter defined) of the Company and the Company Subsidiaries and all material returns of other Taxes of the Company and the Company Subsidiaries required to be filed by them or such income or other returns have been included in a return filed by an affiliated group or by a consolidated, unitary or combined group of companies of which the Company is or has been a member, and the Seller or the Company has duly paid, caused to be paid or made adequate provision for the payment of all such Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, no material deficiency or adjustment in respect of any Taxes against the Company or any Company Subsidiary remains unpaid and no material claim or assessment for any such deficiency or adjustment is pending or, to Seller's Knowledge, threatened. There are no material claims for Taxes (other than Taxes attributable to Seller or the Seller Subsidiaries) against the Company or any Company Subsidiaries which might result in a lien, charge or encumbrance on any of the assets of the Company or any Company Subsidiary.

     3.12 ERISA; Employee Benefits.   The Seller hereby represents
and warrants to Buyer that as of the date hereof and as of the Closing Date:

          (a)Section 3.12(a) of the Seller Disclosure Schedule identifies each Seller Employee Plan with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies of such Seller Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any such Seller Employee Plan (Form 5500 or 5500-C including, if applicable, Schedules A and B thereto), (ii) the summary plan description currently in effect for each such Seller Employee Plan and all modifications thereof, (iii) for each such Seller Employee Plan with respect to which there is no summary plan description in ef-fect, a written description of such Seller Employee Plan including all materials distributed or made available to employees with re-spect to such Seller Employee Plan and (iv) the most recent financial statements and actuarial reports (if any) for each such Seller Employee Plan and its related trust (if any), (collectively, the "Seller Employee Plan Documents").

          (b)Neither the Company nor the Seller nor any subsidiary of either has incurred, or reasonably expects to incur prior to the Closing Date, any Controlled Group Liability that could become a material liability of Buyer or any Buyer Subsidiary (including the Company) after the Closing Date. Except as set forth on Section 3.12(b) of the Seller Disclosure Schedule, no Seller Employee Plan with an annual cost in excess of $100,000 is a Title IV Plan. No Seller Employee Plan is a Multiemployer Plan.





          (c)Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, each Seller Employee Plan with an annual cost in excess of $100,000 has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations including but not limited to ERISA and the Code. Neither the Seller nor any Related Person has engaged in, nor to Seller's Knowledge has any other Person engaged in, any "prohibited transaction" (as defined in ERISA and the Code) with respect to any such Seller Employee Plan.

          (d)Section 3.12(d) of the Seller Disclosure Schedule identifies each Seller Benefit Arrangement with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies or, if no written document exists, descriptions of each such Seller Benefit Arrangement. Each such Seller Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements pre-scribed by any and all applicable statutes, orders, rules and

          (e)Section 3.12(e) of the Seller Disclosure Schedule identifies each Seller International Plan with an annual cost in excess of $100,000. The Seller has furnished or made available to Buyer true and complete copies or, if no written document exists, descriptions of each such Seller International Plan. Each such Seller International Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Seller International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

     (f)Except as set forth on Section 3.12(f) of the Seller Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits), pending or, to the Seller's Knowledge, threatened, with respect to any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan which would be reasonably likely to have a Material Adverse Effect.

          (c) Except as set forth on Section 3.12(g) of the Seller Disclosure Schedule, and except for coverage mandated by Section 4980B of the Code, no Employees or Former Employees and no beneficiaries or dependents of Employees or Former Employees are or may become entitled under any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan to post-employment welfare benefits of any kind, including without limitation death or medical benefits, having an annual cost, in the aggregate, in excess of $100,000.

          (h)Except as set forth on Section 3.12(h) of the Seller
Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any obligation to pay severance, separation pay or other compensation in the



aggregate in excess of $100,000 associated with the termination of employment to any Employee or Former Employee, result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of any payment of any compensation or benefits payable to or with respect to any Employee or Former Employee, or cause any amounts paid or payable by the Company, the Buyer or their subsidiaries to or with respect to any Employee or Former Employee to fail to be deductible for U. S. federal income tax purposes by reason of Section 280G of the Code.

          (i)Except (i) as set forth on Section 3.12(i) of the Seller Disclosure Schedule, (ii) pursuant to the terms of each Seller Employee Plan, Seller International Plan and Seller Benefit Arrangement, respectively, (iii) pursuant to any collective bargaining agreement or (iv) pursuant to applicable law, there are no arrangements, understandings or agreements, written or unwritten, formal or informal, which would prevent the termination of each Seller Employee Plan, Seller International Plan and Seller Benefit Arrangement, respectively, in each case, without any liability to the Company in excess of $100,000, other than for accrued benefits thereunder.

     3.13 Intellectual Property. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all of the Company's or any of the Company Subsidiaries' domestic and foreign patents and patent applications currently being used in the Business. "Company Intellectual Property" means all of the Company's or any of the Company Subsidiaries' domestic and foreign letters patent, patents, patent applications, patent licenses, trademark licenses, software licenses and knowhow licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications currently being used in the Business. Except as set forth in Section 3.13 of the Seller Disclosure Schedule and except for any claim, infringement, act or omission that would not be reasonably likely to have a Material Adverse Effect (a) no claim is pending or, to Seller's Knowledge, threatened which alleges that any of the Company Intellectual Property is invalid or unenforceable or which is otherwise adverse to the right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property, (b) to Seller's Knowledge, no actions or operations of any other person, association, corporation, individual, partnership, trust or other entity or organization, including a Governmental Entity (a "Person") infringe upon or conflict with the right, title or interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property, and (c) to Seller's Knowledge, no Company Intellectual Property infringes on the rights owned or held by any other Person. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, no existing contract, agreement or understanding between the Seller, the Company or any Company Subsidiary and any other party would impede or prevent the continued use by the Company and the Company Subsidiaries of the entire right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property except such contracts or understandings that would not be reasonably likely to have a Material Adverse Effect.



     3.14 Material Contracts; No Defaults.  Except as set forth in
Section 3.14 of the Seller Disclosure Schedule or in the notes to the Company Balance Sheets, neither the Company nor any Company Subsidiary is a party to any written: (a) material consulting agreement or collective bargaining agreement; (b) indenture, mortgage, note or other agreement relating to the borrowing of money not in the ordinary course of business by the Company or any Company Subsidiary or the guaranty by the Company or any Company Subsidiary of an obligation of a third party for the borrowing of money; (c) agreement which involves a certain (rather than contingent) obligation of the Company or any Company Subsidiary of more than $1,000,000 in any twelve-month period; or (d) agreement containing covenants limiting the ability of the Company or any Company Subsidiary to compete in any line of business with any Person or in any area or territory (collectively, the "Company Contracts"). Except as set forth in Section 3.14 of the Seller Disclosure Schedule, (1) there is not, under any of the Company Contracts, any existing default or event of default or event or condition which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Company or any Company Subsidiary, or, to the Seller's Knowledge, the other parties thereto, except such defaults, events of default and other events which would not be reasonably likely to have a Material Adverse Effect, and (2) the Company Contracts are
(i) valid and binding obligations of the Company or the Company Subsidiaries and, to the Seller's Knowledge, the other parties thereto, (ii) are in full force and effect and (iii) are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.15 Environmental Compliance.
     (a)Except as set forth on Section 3.15 of the Seller Disclosure Schedule, all operations, properties and business activities of the Company, the Company Subsidiaries and the Business are in compliance with all Environmental Laws and neither the Company nor any of the Company Subsidiaries has or is subject to any claim, notice of investigation or liability based upon any Environmental Law or arising from the disposal of any Regulated Materials except where such failure to be in compliance or such claim, notice of investigation or liability would not be reasonably likely to have a Material Adverse Effect.

     (b)"Environmental Laws" means all Laws and Company Permits concerning, relating to or controlling (i) the handling, transpor-tation, sale, offering for sale, storage, treatment, discharge, disposal, release, use, processing or manufacture of any material or substance or (ii) the introduction of any material, substance, radiation or other emission into the environment or workplace, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Solid Waste Disposal Act as amended by the Resource Conservation and




Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic
Substances Control Act, and the Occupational Safety and Health Act.

     (c)"Regulated Material" means any material, substance, radiation or emission which is regulated by or subject to any Environmental Law.

     3.16 Title to Real Property. Section 3.16 of the Seller Disclosure Schedule sets forth a list of all of the Owned Real Property reflected on the September 30, 1993 Company Balance Sheet or acquired by the Company or any of the Company Subsidiaries sub-sequent to the date thereof and conveyed hereby to Buyer (the "Company Real Property"), together with all Company Leases (as defined below). The Company or one of the Company Subsidiaries has good and marketable title to the Company Real Property, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for current property taxes not yet payable or such encumbrances that would not be reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, there is no appropriation, condemnation or like proceeding relating to the Company Real Property. Each lease for any leased real property (a "Company Lease") is a valid and binding lease under which the Company or one of the Company Subsidiaries is entitled to occupy and use the parcel of real property for its current use to which such Company Lease relates except for such failure to be valid and binding as would not be reasonably likely to have a Material Adverse Effect.

     3.17 Company Assets. Except for those assets, properties, contract rights, or licenses listed on Section 3.17 of the Seller Disclosure Schedule, the Company and the Company Subsidiaries will own or have at Closing the right to use all of the assets, properties, contract rights and licenses currently used to operate the Business, or reflected on the September 30, 1993 Company Balance Sheet (the "Company Assets"), except for cases in which the failure to own or to have such right to use would not be reasonably likely to have a Material Adverse Effect. To the Seller's Knowledge, the consummation of the transactions contemplated by this Agreement will not, in and of itself, adversely affect the ownership of or right to use the Company Assets, the Company Intellectual Property and the Company Permits of the Company or the Company Subsidiaries, except in cases where the failure to own or to have such right to use would not be reasonably likely to have a Material Adverse Effect.

     3.18 Labor Matters. Except as set forth on Section 3.18 of the Seller Disclosure Schedule and except as would not constitute a Material Adverse Effect:

          (a)there is no unfair labor practice complaint against the Company or any of the Company Subsidiaries pending or, to the Seller's Knowledge, threatened before the National Labor Relations Board or the Ministry of Labor, as the case may be;






          (b)there is no labor strike, dispute, slowdown or stoppage pending or, to the Seller's Knowledge, threatened against or affecting the Company, any of the Company Subsidiaries or the Business; and

          (c)there is no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Seller's Knowledge, threatened against or affecting the Company, any of the Company Subsidiaries or the Business.

     3.19 Purchase for Investment. The Seller is acquiring the Equity Consideration for its own account as principal, with no view to any distribution of any of the Equity Consideration or any beneficial interest in the Equity Consideration to any third party, and the Seller has no agreement, understanding or arrangement to sell, pledge or otherwise dispose of the Equity Consideration or any beneficial interest in the Equity Consideration to any other Person. The Seller understands and agrees that the Equity Consideration has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and therefore may not be sold or otherwise transferred, unless the Equity Consideration is registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

     3.20 No Beneficial Ownership of the Buyer's Stock. The Seller and its Affiliates do not hold, have the right to vote or direct the voting of, or otherwise beneficially own any shares of Common Stock, par value $1.00 per share, of the Buyer (the "Buyer Common Stock").

     3.21 Change in Control. Except as set forth in Section 3.21 of the Seller Disclosure Schedule or in cases which would not be reasonably likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary is party to any contract, agreement or understanding relating to employment which contains a "change in control," "potential change in control" or similar provision.

     3.22 Business of the Company. To the Seller's Knowledge, the Company has not engaged in any businesses other than the Business, and the Pipeline Sub has not engaged in any businesses other than the transmission of natural gas.

     3.23 Representations Accurate. To Seller's Knowledge, the representations and warranties of the Seller set forth in this Agreement and qualified by materiality or by Material Adverse Effects shall be true and correct (subject to such qualification) as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Seller Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect. To Seller's Knowledge, the representations and warranties of the Seller set forth in this Agreement and not qualified by materiality



or by Material Adverse Effects shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Seller Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Seller as follows:

    4.1 Organization. Except as disclosed in Section 4.1 of the Buyer's disclosure schedule attached hereto (the "Buyer Disclosure Schedule"), each of the Buyer and its Subsidiaries (collectively, the "Buyer Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Buyer and the Buyer Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. "Material Adverse Effect," as used in this Article IV, means a material adverse effect on the business, operations or financial condition of the Buyer and Buyer Subsidiar-ies taken as a whole. The Buyer has heretofore delivered to the Seller accurate and complete copies of the Articles of Organization and By-laws, as currently in effect, of the Buyer.

    4.2  Capitalization.
         (a)The authorized capital stock of the Buyer consists of
(i) 35,000,000 shares of Buyer Common Stock, of which 17,984,249 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, no par value, none of which are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Buyer Common Stock are (and the Equity Consideration will upon issuance be) validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, approximately 1,690,609 shares of Buyer Common Stock were issuable upon exercise of stock options ("Stock Options") granted under the Buyer's Long-Term Incentive Plan and Executive Long-Term Incentive Program (collectively, the "Stock Plans") and an in-determinate number of shares of Buyer Common Stock were reserved for issuance in accordance with the Rights Agreement, dated as of October 19, 1988 by and between the Buyer and State Street Bank & Trust Company, as Rights Agent (the "Original Rights Agreement"). Except pursuant to this Agreement, the Stock Plans, the Original Rights Agreement and the Buyer's Savings/Investment Plan or as disclosed in Section 4.2 of the Buyer Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights or other



agreements or commitments obligating the Buyer to issue, transfer or sell any of its securities, including any right of conversion or exchange under any outstanding security.

         (b)Upon consummation of the transactions contemplated hereby, the Seller will acquire good and marketable title to the Equity Consideration, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.

         (c)Except as disclosed in Section 4.2 of the Buyer Disclosure Schedule, the only direct or indirect subsidiaries of the Buyer are those named in the Buyer SEC Reports. Except as disclosed in Section 4.2 of the Buyer Disclosure Schedule, or in the Buyer SEC Reports, the Buyer does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity ownership interest in any business. All of the outstanding shares of capital stock of each of the Buyer Subsidiaries have been validly issued and are fully paid, nonassessable and free of preemptive rights and, except as set forth in Section 4.2 of the Buyer Disclosure Schedule are owned by either the Buyer or another of the Buyer Subsidiaries free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature. Except as disclosed in Section 4.2 of the Buyer Disclosure Schedule there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Buyer Subsidiary, or otherwise obligating the Buyer or any Buyer Subsidiary to issue, transfer or sell any such securities. Except for the Investment Agreement, there are not now, and at the Closing Date there will not be, any voting trusts or other agreements or understandings to which the Buyer or any Buyer Subsidiary is a party or is bound with respect of the voting of the capital stock of the Buyer or any Buyer Subsidiary. Except as set forth above or in Section 4.2 of the Buyer Disclosure Schedule, there are no persons or entities (other than Buyer Subsidiaries) in which the Buyer or any Buyer Subsidiary has any voting rights or equity interests.

    4.3 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement, the Investment Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Investment Agreement and the Other Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by the Board of Directors of the Buyer, including by a two-thirds vote of the Continuing Directors at a meeting at which a Continuing Director Quorum (as such terms are defined in the Buyer's Articles of Organization) was present for purposes of approving the amendment to Article 6(c)2 of the Buyer's Articles of Organization in the form attached hereto as Annex V (the "Fair Price Charter Amendment")), and no other corporate



proceedings on the part of the Buyer are necessary to authorize this Agreement, the Investment Agreement and the Other Agreements (other than the approval of the transactions contemplated hereby by the requisite affirmative vote of the holders of Buyer Common Stock). This Agreement and the Investment Agreement have been duly and validly executed and delivered by the Buyer and (assuming they are duly and validly executed by the Seller) constitute, and the Other Agreements will when executed constitute, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    4.4 Consents and Approvals; No Violations. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, and except for applicable requirements of the Exchange Act and German pre-merger notification laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the Investment Agreement.
Except as set forth in Section 4.4 of the Buyer Disclosure Sched-ule, neither the execution and delivery of this Agreement, the Investment Agreement and the Other Agreements by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or breach any provision of the Articles of Organization or By-Laws (or similar organizational documents) of the Buyer or any Buyer Subsidiary, (ii) violate or breach any provision of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, any Buyer Subsidiary or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not either have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

    4.5 Reports. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, the Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1990 (collectively, the "Buyer SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, as of their respective dates, none of the Buyer SEC Reports, including without limitation, any financial statements or schedules




(including the related notes) included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the Buyer SEC Reports fairly presents the consolidated financial position of the Buyer and the Buyer Subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and cash flows of the Buyer and the Buyer Subsidiaries for the respective periods indicated. Each of the financial statements (including the related notes) included in the Buyer SEC Reports has been prepared from and is in accordance with the books and records of the Buyer and has been prepared in accordance with GAAP consistently applied during the period involved, except as otherwise noted therein and except for year-end audit adjustments, consisting of normal and recurring adjustments. The Buyer has delivered to the Seller accurate and complete copies of all Buyer SEC Reports filed since January 1, 1990.

    4.6  Absence of Certain Changes.  Except as disclosed in
Section 4.6 of the Buyer Disclosure Schedule or as disclosed in the Buyer SEC Reports, since December 31, 1992, neither the Buyer nor any of the Buyer Subsidiaries has (i) taken any actions set forth in Section 5.2(a) through Section 5.2(l) of this Agreement, (ii) suffered a Material Adverse Effect, or (iii) entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

    4.7 No Undisclosed Liabilities. Any reference in this Agreement to Buyer's Knowledge shall be a reference solely to the actual knowledge of John M. Nelson, David P. Gruber, and their direct reports. Buyer's Knowledge shall not include any constructive knowledge, imputed knowledge or any knowledge attributed to Buyer solely because Buyer or its agents or employees should have known the matter in question. Except as and to the extent set forth in Section 4.7 of the Buyer Disclosure Schedule, to Buyer's Knowledge, neither the Buyer nor any Buyer Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a kind required to be reflected in a balance sheet prepared in accordance with GAAP, or required to be disclosed in the notes thereto, except (a) liabilities which were reflected in the audited consolidated balance sheet of the Buyer and the Buyer Subsidiaries as of December 31, 1992 incorporated in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "Buyer Balance Sheet") or disclosed in the notes thereto, (b) liabilities which were incurred since December 31, 1992 in the ordinary course of business, consistent with past practice and which would be reflected in a balance sheet prepared in accordance with GAAP, (c) liabilities which do not constitute a Material Adverse Effect and would not be reasonably likely to constitute a Material Adverse Effect and (d) liabilities incurred in connection with this Agreement.






    4.8 Information in Proxy Statement. None of the information supplied in writing by the Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Buyer and at the time of the meeting of shareholders of the Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder, except that no representation is made by the Buyer with respect to statements made therein based on information supplied by the Seller or the Company in writing for inclusion or incorporation by reference therein.

    4.9 Litigation. Except as disclosed in Section 4.9 of the Buyer Disclosure Schedule or in the Buyer SEC Reports, (a) there are no existing orders, injunctions, judgments or decrees of any Governmental Entity which apply to Buyer or any Buyer Subsidiary or to the assets, properties or operations of the foregoing and (b) there are no actions, suits, proceedings, at law or in equity, pending, or to Buyer's Knowledge, threatened or to Buyer's Knowledge any investigations pending or threatened involving the Buyer or the Buyer Subsidiaries, or before any Governmental Entity which in the case of either clause (a) or (b) are reasonably likely to have a Material Adverse Effect.

    4.10 Compliance with Applicable Law. Except as set forth in
Section 4.10 of the Buyer Disclosure Schedule, or in the Buyer SEC Reports, and except with respect to environmental matters, which are addressed in Section 4.15 hereof, (a) the Buyer and the Buyer Subsidiaries are, and the business, operations or financial condition of the Buyer and the Buyer Subsidiaries has been conducted, and is, in compliance with all Laws, except where the failure to be in compliance would not be reasonably likely to have a Material Adverse Effect, and (b) the Buyer and Buyer Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to conduct their respective businesses as currently conducted (the "Buyer Permits"), and such Buyer Permits are in full force and effect, except for such failures to hold or be in full force and effect which would not be reasonably likely to have a Material Adverse Effect .

    4.11 Taxes. The Buyer and each Buyer Subsidiary has duly filed all returns of income Taxes (as hereinafter defined) and all material returns of other Taxes required to be filed by it, and the Buyer has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, the United States federal and state income tax returns of the Buyer have been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of



limitations for all taxable years through 1986. All deficiencies and assessments asserted as a result of such audits have been paid, fully settled or adequately provided for in the financial statements contained in the Buyer SEC Reports, or are being contested in good faith by appropriate proceedings. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation relating to the payment of Taxes of the Buyer or its subsidiaries for taxable periods for which the applicable statute of limitations has not expired.

    4.12 ERISA; Employee Benefits. The Buyer hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

         (a)Section 4.12(a) of the Buyer's Disclosure Schedule identifies each Buyer Employee Plan with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies of such Buyer Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any such Buyer Employee Plan (Form 5500 or 5500-C including, if applicable, Schedules A and B thereto), (ii) the summary plan description currently in effect for each such Buyer Employee Plan and all modifications thereof, (iii) for each such Buyer Employee Plan with respect to which there is no summary plan description in effect, a written description of such Buyer Employee Plan including all materials distributed or made available to employees with respect to such Buyer Employee Plan and (iv) the most recent financial statements and actuarial reports (if any) for each such Buyer Employee Plan and its related trust (if any) (collectively, the Buyer Employee Plan Documents").

         (b)Except as set forth in Section 4.12(b) of the Buyer
Disclosure Schedule, no Buyer Employee Plan with an annual cost in excess of $100,000 is a Title IV Plan or a Multiemployer Plan.

         (c)Each Buyer Employee Plan with an annual cost in excess of $100,000 that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Buyer Employee Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determination that would adversely affect such exemption. The Buyer has furnished to Seller the most recent determination letter of the Internal Revenue Service relating to each such Buyer Employee Plan. Each such Buyer Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Neither the Buyer




nor any Related Person engaged in, nor to Buyer's Knowledge has any other Person has engaged in, any "prohibited transaction" (as defined in ERISA and the Code) with respect to any such Buyer
Employee Plan.

         (d)Section 4.12(d) of the Buyer's Disclosure Schedule identifies each Buyer Benefit Arrangement with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies or, if no written document exists, descriptions of each such Buyer Benefit Arrangement. Each such Buyer Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (e)Section 4.12(e) of the Buyer Disclosure Schedule identifies each Buyer International Plan with an annual cost in excess of $100,000. The Buyer has furnished or made available to Seller true and complete copies or, if no written document exists, descriptions of each such Buyer International Plan. Each such Buyer International Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Buyer International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

         (f)Except as set forth on Section 4.12(f) of the Buyer Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Buyer's Knowledge, threatened, with respect to any Buyer Employee Plan, Buyer Benefit Arrangement or Buyer International Plan which would be reasonably likely to have a Material Adverse Effect.

         (g)Except as set forth on Section 4.12(g) of the Buyer Disclosure Schedule, and except for coverage mandated by Section 4980B of the Code, no Employees or Former Employees and no beneficiaries or dependents of Employees or Former Employees are or may become entitled under any Buyer Employee Plan, Buyer Benefit Arrangement or Buyer International Plan to post-employment welfare benefits of any kind, including without limitation death or medical benefits, having an annual cost, in the aggregate, in excess of $100,000.

    4.13 Intellectual Property. "Buyer Intellectual Property" means all of the Buyer's or any of the Buyer Subsidiaries' domestic and foreign letters patent, patents, patent applications, patent licenses, trademark licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registra-tions and applications and copyright registrations and applications currently being used by the Buyer or any Buyer Subsidiary. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule or




Buyer's SEC Reports and except for any claim, infringement, act or omission that would not be reasonably likely to have a Material Adverse Effect (a) no claim is pending or, to the knowledge of the Buyer, threatened to the effect that any of the Buyer Intellectual Property is invalid or unenforceable or which is otherwise adverse to the right, title and interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property; (b) to the knowledge of the Buyer, no actions or operations of any Person infringe upon or conflict with the right, title or interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property; and (c) to the knowledge of the Buyer, no Buyer Intellectual Property infringes on the rights owned or held by any other Person. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, no contract, agreement or understanding between the Buyer or any Buyer Subsidiary and any other party exists which would impede or prevent the continued use by the Buyer and the Buyer Subsidiaries of the entire right, title and interest of the Buyer and the Buyer Subsidiaries in and to the Buyer Intellectual Property.

    4.14 No Defaults. Except as set forth in Section 4.14 of the Buyer Disclosure Schedule or in the Buyer SEC Reports, to Buyer's Knowledge, Buyer and the Buyer Subsidiaries are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money, Buyer and Buyer Subsidiaries' organizational documents, any other material agreement, contract, lease, license to which Buyer or Buyer Subsidiaries are a party or by which they or their properties are bound, or (ii) any judgment, order or injunction of any court, arbitrator or Governmental Entity, except in the case of clause (i) and (ii) above those that will not be reasonably likely to have a Material Adverse Effect.

    4.15 Environmental Compliance.  Except as set forth in Section
4.15 of the Buyer Disclosure Schedule, all operations, properties and business activities of the Buyer and the Buyer Subsidiaries are in compliance with all Environmental Laws, and neither the Buyer nor any of the Buyer Subsidiaries has or is subject to any claim, notice of investigation or liability based upon any Environmental Law or arising from the disposal of any Regulated Material except where such failure to be in compliance or such claim, notice of investigation or liability would not be reasonably likely to have a Material Adverse Effect.

    4.16 Representations Accurate. To Buyer's Knowledge, the representations and warranties of the Buyer set forth in this Agreement and qualified by materiality or by Material Adverse Effects shall be true and correct (subject to such qualification) as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Buyer Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect. To Buyer's Knowledge, the representations and warranties of the Buyer



set forth in this Agreement and not qualified by materiality or by Material Adverse Effects shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), subject to the disclosures in the Buyer Disclosure Schedule as supplemented or amended through the Closing Date and excluding those failures to be true and correct that do not have a Material Adverse Effect.

    4.17 Purchase for Investment. The Buyer is acquiring the Company Common Stock for its own account as principal, with no view to any distribution of any of the Company Common Stock or any beneficial interest in the Company Common Stock to any third party, and the Buyer has no agreement, understanding or arrangement to sell, pledge or otherwise dispose of the Company Common Stock or any beneficial interest in the Company Common Stock to any other Person. The Buyer understands and agrees that the Company Common Stock has not been registered under the Securities Act, or applicable state securities laws, and neither the Seller nor the Company has any obligation hereunder to so register and, therefore, the Company Common Stock may not be sold or otherwise transferred so as to cause the sale of the shares hereunder by the Seller to be unlawful or violative of any law or regulation, unless the Company Common Stock is registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

                                  ARTICLE V
                                  COVENANTS

    5.1 Business Covenants of the Seller. Except as expressly contemplated by this Agreement, the Ancillary Agreements (as hereinafter defined) and except for the pre-Closing transactions described in Annex IV hereto between the Seller and its Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, during the period from the date of this Agreement and continuing until the Closing Date, the Seller will cause the Company and the Company Subsidiaries to carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, and except as provided herein, the Seller will not, without the prior consent of the Buyer, cause or permit the Company and the Company Subsidiaries to:

         (a)(i)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that the Company Subsidiaries may declare and pay a dividend to the Company,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in



respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

         (b)authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to any Company Benefit Plan, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date hereof;

         (c)amend or propose to amend its charter or by-laws;

         (d)acquire, sell, lease, encumber, transfer or dispose of any assets other than in the ordinary course of business consistent with past practice;

         (e)make any capital expenditures which in the aggregate exceed $100,000;

         (f)create, incur or assume any long-term debt (including obligations in respect of capital leases);

         (g)except in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except that such debt or obligations which are set forth on the Seller Disclosure Schedule may be maintained and permitted to exist;

         (h)permit any of its current insurance policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

         (i)change any of the accounting principles or practices used by it (except as required by GAAP);

         (j)except as required by law, or pursuant to the terms of any collective bargaining agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors, executive officers, or other employees, or (ii) increase in any manner the compensation or fringe benefits of any director, officer or other employee or pay any benefit not required by any



plan or arrangement as in effect as of the date hereof, except such increases as are granted in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases but not any general across-the-board increases);

         (k)amend or terminate any material agreements, commitments or contracts, or enter into other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements;

         (l)lend any money in excess of $100,000 to any Person other than an Affiliate or trade creditor;

         (m)merge or consolidate with or into any other Person; or

         (n)enter into any agreement with any Person for the purchase of inventory for the Company in excess of $500,000 if such purchase would cause the Company's inventory to exceed substantially the amount of inventory required to fill outstanding contracts with customers of the Company; or

         (o)agree to take any of the foregoing actions.

    Notwithstanding the provisions of this Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Seller, the Company and the Company Subsidiaries from making, accepting or settling intercompany advances to, from or with one another, or engaging in any other transaction incidental to their normal cash management procedures, including without limitation, short-term investments in time deposits, certificates of deposit and bankers acceptances made in the ordinary course of business.

    5.2 Business Covenants of the Buyer. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, the Buyer will, and will cause the Buyer Subsidiaries to, carry on their respective businesses in the ordinary course, consistent with past practice, and to use their respective reasonable best efforts to preserve intact their present business organizations, to keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them. Without limiting the generality of the foregoing, and except as provided herein, the Buyer will not, and will cause the Buyer Subsidiaries not, without the prior consent of the Seller, to:

         (a)(i)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital


stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

         (b)authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) except in accordance with Buyer's Stock Plans, or amend in any material respect any of the terms of any such agreements, commitments, stock, securities or equity equivalents outstanding on the date hereof;

         (c)amend or propose to amend its charter or by-laws in any manner adverse to the interests of the Seller;

         (d)make any capital expenditures which in the aggregate exceed the amounts contemplated by the Buyer's most recent annual operating budget, unless the Buyer notifies and consults with the Seller prior to taking any such action;

         (e)create, incur or assume any long-term debt (including obligations in respect of capital leases) in excess of $1,000,000;

         (f)except in connection with draws made pursuant to the Financing Agreement dated March 8, 1993 by and between The CIT Group/Business Credit, Inc. and the Buyer, among others, or otherwise in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term debt (including obligations in respect of capital leases) in excess of $1,000,000 or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except that any such debt or obligations set forth in Section 5.2(f) of the Buyer Disclosure Schedule may be maintained and permitted to exist);

         (g)lend any money in excess of $100,000, unless the Buyer notifies and consults with the Seller prior to taking any such action;

         (h)except as required by law, (i) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers, or (ii) increase in any manner the compensation or fringe benefits of any director or executive officer or pay any benefit to any director or executive officer not required by any plan or arrangement as in effect as of the date hereof;







         (i)enter into any material agreements, commitments or contracts relating to the acquisition or divestiture of any businesses;

         (j)amend or terminate any material agreements, commitments or contracts, or enter into, other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice and not in excess of current requirements, unless the Buyer notifies and consults with the Seller prior to taking any such action;

         (k)merge or consolidate with or into any other Person; or

         (l)agree to take any of the foregoing actions.

    5.3 Current Information. During the period from the date of this Agreement to the Closing Date, the Buyer will notify the Seller and the Seller will notify the Buyer of any material change (or any event which might reasonably be expected to cause a material change) in the normal course of business or operations of the Buyer and the Buyer Subsidiaries or of the Company and the Company Subsidiaries, as the case may be, and of any complaints, investigations or hearings by any Governmental Entity (or communi-cations indicating that the same may be contemplated), or the institution or threat or settlement of significant litigation, in each case involving the Buyer or the Buyer Subsidiaries or the Company or the Company Subsidiaries, as the case may be, and to keep each other fully informed of such events.

    5.4  Access to Information.
         (a)Between the date of this Agreement and the Closing
Date the Buyer will and will cause the Buyer Subsidiaries to, (i) give the Seller and the Company and their authorized representa-tives reasonable access to all books, records, plants, offices, warehouses and other facilities and properties of the Buyer and the Buyer Subsidiaries, (ii) permit the Seller and the Company and their authorized representatives to make such inspections thereof, during regular business hours, as they may reasonably request, and
(iii) cause their officers to furnish the Seller and the Company and their authorized representatives with such financial and oper-ating data and other information with respect to the business, operations and properties of the Buyer and the Buyer Subsidiaries as the Seller and the Company may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Buyer and the Buyer Subsidiaries.

         (b)Between the date of this Agreement and the Closing
Date the Seller will and will cause the Company and the Company Subsidiaries to, (i) give the Buyer and the Buyer Subsidiaries and their authorized representatives reasonable access to all books, records, plants, offices, warehouses and other facilities and properties of the Company, the Company Subsidiaries and the Business, and to reasonably permit the Buyer to make copies of such


books and records, (ii) permit the Buyer and the Buyer Subsidiaries and their authorized representatives to make such inspections thereof, during regular business hours, as they may reasonably request, and (iii) cause its officers to furnish the Buyer and the Buyer Subsidiaries and their authorized representatives with the monthly financial reporting package of the Company that is prepared for the Seller in its ordinary practice and with such other financial and operating data and other information with respect to the business, operations and properties of the Company, the Company Subsidiaries and the Business as the Buyer and the Buyer Sub-sidiaries may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Seller, the Company and the Company Subsidiaries.

         (c)Notwithstanding (a) and (b) above, the Buyer, the Buyer Subsidiaries, the Seller, the Seller Subsidiaries, the Company and the Company Subsidiaries shall not be obligated to furnish information if, in the opinion of counsel, such furnishing of information would be reasonably likely to violate the law.

         (d)Between the date of this Agreement and the Closing
Date (or, if this Agreement terminates pursuant to Section 7.1 or otherwise, for three years from the date hereof), the Buyer will hold and will cause the Buyer Subsidiaries and their respective officers, directors, employees, representatives, consultants and advisors to hold and the Seller will hold and will cause the Seller Subsidiaries, the Company and the Company Subsidiaries and their respective officers, directors, employees, representatives, consul-tants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, dated January 29, 1992, between the Buyer and the Seller (the "Confidentiality Agreement"), all documents and information furnished to each other and their representatives, consultants or advisors in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer shall not be required hereunder to hold in strict confidence such documents and information that relate solely to the operation of the Company, the Company Subsidiaries or the Business. The Confidentiality Agreement will terminate on the Closing Date.

    5.5 Reasonable Best Efforts. Subject to the terms and condi-tions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Buyer agrees to use its reasonable best efforts to, as promptly as practicable, (a) prepare and file with the SEC the Proxy Statement, respond to the comments (if any) of the staff of the SEC with respect thereto, and mail to the shareholders of the Buyer the definitive Proxy Statement, which Proxy Statement shall contain the recommendation of the Board of Directors of the Buyer to the Buyer's shareholders regarding the transactions contemplated by this Agreement, and (b) take such actions as may be required to cause, prior to the Closing




Date, the Equity Consideration to be received by the Seller pursu-ant to this Agreement to be eligible for quotation on the NASDAQ National Market System (subject to official notice of issuance). The Seller shall use its reasonable best efforts (i) to provide to the Buyer all information about the Seller, the Seller Subsidiaries, the Company or the Company Subsidiaries (including without limitation the Company Financial Statements and any other financial statements of the Company and the Company Subsidiaries) required to be included or incorporated by reference in the Proxy Statement and (ii) otherwise to cooperate with the Buyer in taking the actions described in the preceding sentence.

    5.6  Consents; Filings.
         (a)Each of the parties hereto will use its reasonable best efforts to obtain consents of all Persons necessary for the consummation of the transactions contemplated by this Agreement.

         (b)Each of the parties hereto will use its reasonable best efforts to file expeditiously the appropriate German pre-merger filings. The Buyer and the Seller will make all such other filings, notifications and requests for consent, approval or permission that may be required by statute, regulation or judicial decree in connection with the transactions contemplated by this Agreement and will cooperate in providing each other or their respective outside counsel any information, including reasonable access to knowledgeable individuals, necessary in connection therewith. The Buyer and the Seller shall, upon the request of any Governmental Entity, supply such agency with any additional re-quested information as expeditiously as is reasonably possible, and shall use their reasonable best efforts to cause the satisfaction or termination of the applicable waiting period under German pre-merger notification laws. The Buyer and the Seller shall use their reasonable best efforts to resolve as promptly as practicable any concern on the part of any Governmental Entity regarding the legality of the transactions contemplated hereby, but shall not be required to divest any assets, significantly change the conduct of the business currently conducted by the Buyer, the Seller or the Company or otherwise materially restrict the future business activities of the Buyer, the Seller or the Company.

    5.7 Shareholder Meeting. The Buyer shall duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (including, without limitation, adopting and approving (i) an amendment to the Buyer's Articles of Organization providing that the number of authorized shares of Buyer Common Stock be increased to 70,000,000 (the "Authorized Shares Amendment"), (ii) the issuance of the Equity Consideration, and (iii) the Fair Price Charter Amendment) and for such other purposes as may be necessary or desirable to effectuate the transactions contemplated by this Agreement. The Buyer shall use its reasonable best efforts to obtain the agreement of its Affiliates to vote all shares of Buyer Common Stock beneficially owned by each such Affiliate in favor of the matters presented to the Buyer's shareholders in connection with the transactions contemplated by this Agreement.



    5.8 Amendment to Articles of Organization and By-Laws. As promptly as practicable following adoption of the Authorized Shares Amendment and the Fair Price Charter Amendment by the requisite affirmative vote of the Buyer's shareholders but prior to Closing, the Buyer shall file with the Secretary of the Commonwealth of Massachusetts articles of amendment, duly signed in accordance with the Massachusetts Business Corporation Law, setting forth the Authorized Shares Amendment, the Fair Price Charter Amendment, and the due adoption thereof. Prior to Closing, the Board of Directors shall adopt and approve the amendment to the Buyer's By-laws in the form attached hereto as Annex VI (the "Control Share Acquisitions Amendment").

    5.9 Rights Agreement. As promptly as practicable following the approval and adoption of the Amended and Restated Rights Agreement in the form attached hereto as Annex VII (the "Rights Agreement") by the Buyer's Board of Directors but prior to the Closing, the Buyer shall execute and deliver the Rights Agreement.

    5.10 Brokers or Finders. Each of the Buyer and the Seller represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Shearson Lehman Brothers, Inc. ("Shearson"), whose fees and ex-penses, if any, will be paid by the Buyer in accordance with the Buyer's agreement with DLJ or Shearson, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and The First Boston Corporation ("First Boston"), whose fees and expenses, if any, will be paid by the Seller in accordance with the Seller's agreement with Merrill Lynch or First Boston; and the Buyer and the Seller each agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by or on behalf of such party.

    5.11 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that in no event shall such expenses be paid by the Company or the Company Subsidiaries.

    5.12 Employee Benefits.
         (a)The following terms, as used in this Agreement, have the following meanings:

              "Buyer Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrange-ments), workers' compensation, disability benefits, supplemental



unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation benefits that (i) is not a Buyer Employee Plan, (ii) is entered into or maintained, as the case may be, by the Buyer or any of its Affiliates, and (iii) covers any individual employed or formerly employed, as the case may be, by the Buyer or a subsidiary or Affiliate of the Buyer.

              "Buyer Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or con-tributed to by the Buyer or any of its Affiliates, and (iii) covers any individual employed or formerly employed by the Buyer or a subsidiary or Affiliate of the Buyer.

              "Buyer International Plan" means any employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty days without liability of the Buyer or any of its Affiliates), or any plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation or benefits that (i) is not a Buyer Employee Plan or a Buyer Benefit Arrangement, (ii) is maintained or contributed to by the Buyer or any of its Affiliates, and (iii) covers any individual employed or formerly employed or by the Buyer or a subsidiary or Affiliate of the Buyer outside the United States.

              "COBRA" means Part 6 of Title I of ERISA and Section 4980B of the Code.

              "Company Domestic Retirement and Savings Plans" shall mean the Seller Employee Plans which are included in the definition of "employee pension benefit plan" as defined in Section 3(2) of ERISA.

              "Controlled Group Liability" means any and all li-abilities under (i) Title IV of ERISA, (ii) section 302 of ERISA,
(iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code and (v) corresponding or similar provisions of foreign laws or regulations.

              "Employee" means any individual who, on the Closing
Date, is employed in the Business in any active or inactive status and whose current employment in the Business has not been terminated and, if applicable, any beneficiary thereof.






              "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

              "Former Employee" means any individual employed in the Business by the Seller or any of its Affiliates and whose employment has been terminated prior to the Closing Date (and, if applicable, any beneficiary thereof), excluding any individuals subsequently employed by the Seller or any of its Affiliates outside of the Business.

              "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

              "Related Person" of any Person means any other
Person which, together with such Person, would or at any time has been treated as a single employer with either the Buyer or the Seller (as appropriate), the Company or any Affiliate under Section 414 of the Code.

              "Seller Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrange-ments), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation benefits that (i) is not a Seller Employee Plan, (ii) is entered into or maintained, as the case may be, by the Seller or any of its Affiliates, and (iii) covers any individual employed or formerly employed, as the case may be, in the Business in the United States.

              "Seller Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or con-tributed to by the Seller or any of its Affiliates, and (iii) covers any individual employed or formerly employed in the Business.

              "Seller Hourly 401(k) Plan" shall mean the Cameron
Iron Works, USA Inc. Savings-Investment Plan for Hourly Employees.

              "Seller International Plan" means any employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty days without liability of the Seller or any of its Affiliates), or any plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, fringe benefits, perquisites or other forms of compensation or post-retirement insurance, compensation or benefits that (i) is not



a Seller Employee Plan or a Seller Benefit Arrangement, (ii) is maintained or contributed to by the Seller or any of its Affiliates and (iii) covers any individual employed or formerly employed outside the United States in the Business.

              "Seller Salaried 401(k) Plan" shall mean the Cooper
Industries, Inc. Savings and Stock Ownership Plan.

              "Seller Self-Insured LTD Benefits" shall mean the long-term disability benefits which are self-insured and payable through the Cameron Iron Works, USA Inc. Employee Benefit Trust and administered by Thomas L. Jacobs to certain Employees or Former Employees who became eligible for long-term disability benefits on or before August 31, 1990 under the terms of the Company's long-term disability benefit plans in effect on or before August 31, 1990.

              "Seller U.K. Pension Plan" shall mean the Cameron
Iron Works Retirement Benefits Scheme (1974).

              "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

         (b) As of the Closing Date each Employee will continue as an employee of the Company in the same status and at the same salary or wage and benefit levels as provided to such Employee on the Closing Date by the Company; provided that, nothing herein shall prevent the Buyer from altering such salary, wage and benefit levels or terminating the employment of any Employee after the Closing Date.

         (c) Prior to the Closing Date, the Buyer shall establish a plan or plans which are substantially similar in all material respects to the Company Domestic Retirement and Savings Plans. The Buyer reserves the right to amend or terminate such plans at any time after the Closing Date. Such plan or plans shall provide credit for the service earned in each of the Company Domestic Retirement and Savings Plans for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Such plan or plans shall also provide credit for benefit accrual purposes from the Closing Date forward. Benefit accruals shall cease under each of the Company Domestic Retirement and Savings Plans as of the Closing Date for all Employees, except for the Seller Salaried 401(k) Plan in which eligible Employees will continue to contribute and accrue company matching contributions in accordance with the terms of such plan through May 31, 1994 and except for the Seller Hourly 401(k) Plan in which eligible Employees will continue to contribute and accrue company matching contributions in accordance with the terms of such plan through May 29, 1994, such employee and matching contributions in each case to be made by Seller. Buyer shall reimburse Seller in an amount equal to 31.25% of the company matching contribution accrued by eligible Employees in the Seller Salaried 401(k) Plan for the period from May 16, 1994 through May 31, 1994 and for 42.86% of the company matching contribution accrued by eligible Employees in the Seller




Hourly 401(k) Plan for the period from May 23, 1994 through May 29, 1994. Buyer will transfer to Seller the employee 401(k) plan contributions for the period from May 16, 1994 through May 31, 1994 for eligible Employees in the Seller Salaried 401(k) Plan and for the period May 23, 1994 through May 29, 1994 for eligible Employees in the Seller Hourly 401(k) Plan. Service on and after the Closing Date with the Buyer or any Affiliate, subsidiary or successor of the Buyer shall be credited under each Company Domestic Retirement and Savings Plan which is not a Section 401(k) plan solely for the purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. Employees shall not be considered terminated or retired by the Seller under the Company Domestic Retirement and Savings Plans until they are no longer being credited with service for purposes of eligibility (including for early retirement subsidies and disability benefits) and vesting. The Seller shall take all necessary steps to remove the Company as sponsoring employer or a participating employer of the Company Domestic Retirement and Savings Plans as of the Closing Date, except for the Seller Salaried 401(k) Plan in which case the Company shall be removed as a sponsoring or participating employer as of May 31, 1994 and except for the Seller Hourly 401(k) Plan in which case the Company shall be removed as a sponsoring or participating employer as of May 29, 1994. The Seller shall retain all assets and liabilities associated with each Company Domestic Retirement and Savings Plan. Notwithstanding the foregoing, as soon as practicable after the Closing Date, Seller shall cause the trustee of Seller Salaried 401(k) Plan and the trustee of the Seller Hourly 401(k) Plan to segregate or otherwise identify the assets of each such plan and related trust and make any and all filings and submissions to the appropriate governmental agencies arising in connection with the transfer of assets as described below. The manner in which the account balances of Employees under each such plan are invested shall not be affected by such segregation or identification of assets. As soon as practicable after the Closing Date, Buyer shall establish or designate profit sharing plans with a salary reduction 401(k) feature for the benefit of Employees (such Buyer plans, the "Successor Individual Account Plans"), shall take all necessary action, if any, to qualify the Successor Individual Account Plans under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. The successor Individual Account Plans shall include loan and in-service withdrawal provisions substantially similar to those of the Seller Salaried 401(k) Plan and the Seller Hourly 401(k) Plan, respectively. As soon as practicable after the Closing Date, but not earlier than (i) thirty (30) days after the filing of all necessary governmental forms and (ii) the receipt of a favorable determination letter with respect to the qualification of each of the Successor Individual Account Plans or the receipt of an opinion of counsel acceptable to the Buyer and the Seller regarding such qualified status, Seller shall cause the transfer of the entire account balance (which account balances will have been credited with any employer contribution for the current Plan year to which the applicable Employee is entitled under the terms of this




Agreement) to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Individual Account Plans. The assets to be transferred shall be in the form of cash, common stock of the Seller or preferred stock of the Seller, as determined by Seller. The transfer of assets to the Successor Individual Account Plans described herein shall each satisfy the requirements of the Code. In consideration for the transfer of assets described herein, Buyer shall, effective as of the date of transfer described herein, assume all of the obligations of Seller and any of its Affiliates in respect of the transferred account balances for the Employees under both the Seller Salaried 401(k) Plan and the Seller Hourly 401(k) Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein). Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the Seller Salaried 401(k) Plan or the Seller Hourly 401(k) Plan. The Buyer, the Company and their Affiliates shall indemnify and hold the Seller and its Affiliates harmless against all obligations and liabilities arising out of or relating to the maintenance of any plan it establishes pursuant to the provisions of this Section 5.12(c). Notwithstanding any other provision contained in this Agreement to the contrary, in the event the Buyer, the Company, or their Affiliates modify or terminate any plan it establishes pursuant to the provisions of this Section 5.12(c), the Buyer, the Company and their Affiliates indemnify and shall hold the Seller and its Affiliates harmless against any increase in the obligations or liabilities of the Seller and its Affiliates that arise out of or relating to such modification or termination.

         (d) The Buyer shall procure (or shall procure that the U.K. Sub procures) that:

              (i) on or before the Closing Date it establishes a retirement benefit scheme which is approved or is capable of exempt approval under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 (the "New Plan") for the benefit of the employees of the U.K. Sub and that such employees are offered membership of the New Plan with effect from the Closing Date;

              (ii) the benefits to be provided by the New Plan for the employees of the U.K. Sub shall be substantially similar in all material respects to those provided under the Seller U.K. Pension Plan (details of which have been disclosed) as of the Closing Date (for purposes of this paragraph 5.12(d)(ii), "substantially similar" shall mean that any differences between the New Plan and the Seller U.K. Pension Plan shall not constitute a change to any Employee's contract of employment); and

              (iii) for the purpose of vesting benefits in the New Plan in respect of those employees of the U.K. Sub who have not at the Closing Date qualified for preserved benefits under the Seller U.K. Pension Plan, the New Plan will recognize the period of pensionable service such employees have accrued under the Seller U.K. Pension Plan to the intent that they shall qualify for



preserved benefits on the date that they would have done had their pensionable service under the Seller U.K. Pension Plan not ceased as a consequence of this Agreement. In the case of those employees of the U.K. Sub who already qualify for preserved benefits under the Seller U.K. Pension Plan the New Plan shall contain provisions which immediately vest the accrual of their benefits after the Closing Date in the New Plan. Buyer reserves the right to modify or terminate the New Plan at any time or from time to time after Closing Date.

         (e) The Seller shall procure that in respect of those employees of the U.K. Sub who have not at the Closing Date qualified for preserved benefits under the Seller U.K. Pension Plan such persons will each be offered the opportunity of electing for a deferred vested benefit in accordance with the provisions of Rules 12(b) of the Consolidating Trust Deed and rules of the Seller U.K. Pension Plan dated 13 December 1993 (therein described "Discretionary award of Short Service Benefit in relation to Non Qualifying Members") as an alternative to receiving a refund of member contributions to which he or she may be entitled under the terms of the Seller U.K. Pension Plan as at the Closing Date.

         (f) Except for liabilities or obligations arising under the Company Domestic Retirement and Savings Plans (but not including liabilities or obligations transferred to plans designated by Buyer in accordance with paragraph 5.12(c)), the Seller Self-Insured LTD Benefits, the Seller U.K. Pension Plan, the 1993 ESPP and any Seller Benefit Arrangement providing for the issuance of Seller Stock ("Seller Stock Plans") as of the Closing Date the Company shall retain, or the Buyer shall assume, all liabilities or other obligations associated with the Seller Employee Plans, the Seller Benefit Arrangements and the Seller International Plan for or attributable to any Employee or Former Employee.

         (g) Except for liabilities or obligations arising under the Company Domestic Retirement and Savings Plans, the Seller U.K. Pension Plan, the Seller Self-Insured LTD Benefits, the 1993 ESPP and the Seller Stock Plans (i) the Buyer, the Company and their Af-filiates shall indemnify and hold the Seller and its Affiliates harmless against liabilities or obligations arising under the Seller Employee Plans, Seller Benefit Arrangements and Seller International Plans in respect of any Employee or Former Employee (including any beneficiary or dependent thereof) and all obligations and liabilities arising out of or relating to the employment of any Employee or Former Employee by the Company before or after the Closing other than obligations and liabilities expressly retained by the Seller pursuant to this Section 5.12 and
(ii) without limiting the generality of the foregoing, the Company, the Buyer and their Affiliates shall assume, be solely responsible for, and shall hold the Seller and its Affiliates harmless against, any claims for workers compensation, medical benefits, life insurance, or other insured or uninsured welfare benefits of any kind incurred by any Employee or Former Employee or beneficiary thereof. The Company shall, as of the Closing Date, assume and



retain, and hold the Seller and its Affiliates harmless against, all obligations and liabilities of the Company and its Affiliates to provide post-retirement health benefits to any Employee or Former Employee. Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) incurred or suffered by Buyer or any of its Affiliates (including the Company) as a result of, arising out of or relating to (I) the imposition of any Controlled Group Liability with respect to any employee benefit plan (as that term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA)) or arrangement currently or previously maintained or contributed to by Seller, the Company or any ERISA Affiliate of Seller or the Company at any time or to which Seller or any Related Person had or has an obligation to contribute at any time, other than any Seller Employee Plan, Seller Benefit Arrangement or Seller International Plan to the extent maintained for the benefit of Employees or Former Employees of the Company and its Subsidiaries or (II) the Company Domestic Retirement and Savings Plans and the Seller U.K. Pension Plan.

         (h) The Company shall be responsible for continuation coverage requirements under Section 4980B of the Code for "qualifying events" (within the meaning of 4980B(f)(3) of the Code) with respect to any Employee or Former Employee.

         (i) After the Closing, the Buyer shall cause the Company and the Company Subsidiaries to comply with their collective bargaining obligations.

         (j) Certain Employees as of July 1, 1993 (including certain Former Employees who became so since July 1, 1993) are participating in the 1993 Offering to the Seller's employees ("ESPP Participants") under the Seller's Employee Stock Purchase Plan (the "1993 ESPP"), a payroll deduction stock purchase plan under which options were granted on July 1, 1993, to purchase shares of Seller common stock on September 8, 1995, and the related payroll administration is being conducted by the Company in accordance with the Seller's 1993 ESPP standard administration manual. On or before the Closing Date, the Seller will cause the 1993 ESPP to be continued subsequent to the Closing Date for all ESPP Participants who become employed by the Buyer on the Closing Date and the Seller undertakes to cause shares to be issued, and to pay interest on payroll deposits from and after the Closing Date, all in accordance with the 1993 ESPP, to the ESPP Participants who continue in the 1993 ESPP. The Buyer agrees to continue, or cause to be continued, the payroll administration related to such continued participation in the 1993 ESPP, promptly forwarding all cash withholdings to the Seller with appropriate records. The Seller has the right to refrain from issuing any of the shares under the 1993 ESPP to any then-participating ESPP Participant until the Buyer has remitted to the Seller the amount of any payroll deduction due on behalf of such participant. Except as provided in this Section 5.12(j), the Buyer shall not have any obligation to continue the 1993 ESPP after



the Closing Date and shall have no obligation to offer any other stock purchase plan to Employees. Except for any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) which is the result of, arises from or relates to the gross negligence or willful misconduct of Buyer or the Company, or their affiliates and subsidiaries, with respect to their compliance with the provisions of this Section 5.12(j), Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses) incurred or suffered by Buyer or any of its Affiliates (including the Company) as a result of, arising out of or relating to the 1993 ESPP and the Seller Stock Plans.

         (k) As of the Closing Date, Seller shall retain all assets of the Cameron Iron Works, USA Inc. Employee Benefit Trust and all liabilities associated with the Seller Self-Insured LTD Benefits. Seller shall be solely responsible for the funding and provision of the Seller Self-Insured LTD Benefits. Buyer and the Company shall have no right or entitlement to any of the assets of the Cameron Iron Works, USA Inc. Employee Benefit Trust. Buyer, Seller and the Company hereby agree to take any and all necessary steps to assign all assets and liabilities associated with the Seller Self-Insured LTD Benefits to Seller.

    5.13 Public Announcements. Neither the Buyer nor the Seller will issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the other party's prior consent, except as required by law or stock exchange or NASDAQ rules or regulations.

    5.14 Use of the Company Name.
         (a) Except as provided in this Section 5.14, no interest in or right to use the "Cameron" name is being conveyed pursuant to this Agreement, and following the Closing Date the Buyer, the Company and the Company Subsidiaries shall not use the "Cameron" name in any manner in connection with their businesses or operations, provided, however, the Buyer, the Company and the Company Subsidiaries shall have the right (i) to use the name "Cameron Forged Products" in conjunction with the name "Wyman-Gordon Company" for three years following the Closing Date, and
(ii) to dispose of or consume existing inventory, stationery, promotional or advertising literature, labels, office forms and packaging materials (other than that which relates to oil field equipment forgings) which may be labeled with the "Cameron" name for up to six months following the Closing Date.

         (b) Immediately following the Closing, the Buyer shall cause the Company to file with the office of the Secretary of State of the State of Delaware all documents necessary to change the name of the Company to a name reasonably satisfactory to the Seller. Pending the effectiveness of the Company's name change, the Buyer shall file all necessary documentation with the appropriate




Governmental Entities to evidence its doing business as an entity using a name other than "Cameron Forged Products Company". The
Buyer shall take the equivalent action with respect to such name in any other jurisdiction where it has been or is used.

    5.15 Company Books and Records. For a period of eight years after the Closing Date, the Buyer shall, or shall cause the Company, the Company Subsidiaries and their successors and assigns, to (i) retain and, as reasonably requested, permit the Seller and its employees or agents to inspect and copy all books and records of the Company or any Company Subsidiary which relate to the period prior to the Closing Date and (ii) cooperate in arranging discussions with (and the calling as witnesses) officers, directors, employees and agents of the Company, the Company Subsidiaries and their successors and assigns, on matters which relate to the Company or the Company Subsidiaries with respect to the period prior to the Closing Date.

    5.16 Disclosure Supplements. Prior to the Closing Date, the Buyer will, by giving written notice to the Seller, supplement or amend the Buyer Disclosure Schedule with respect to any matters hereinafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Buyer Disclosure Schedule or which is necessary to correct any information in the Buyer Disclosure Schedule or in any representation and warranty of the Buyer which has been rendered inaccurate thereby. Prior to the Closing Date, the Seller will, by giving written notice to the Buyer, supplement or amend the Seller Disclosure Schedule with respect to any matters hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule or in any representation and warranty of the Seller which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III and the accuracy of the representations and warranties of the Buyer contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections
6.2 and 6.3, respectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subse-quent supplement or amendment thereto.

    5.17 Ancillary Agreements.
         (a) As promptly as practicable after the date hereof, the Buyer and the Seller will negotiate in good faith the terms of the following agreements (collectively the "Ancillary Agreements"):

              (i) a lease agreement pursuant to which the Buyer or the U.K. Sub will lease space and certain oil tool equipment to the Seller or an Affiliate of the Seller at the Livingston, Scotland facility, in the event the Buyer deems such lease agreement to be necessary or appropriate;




              (ii) a lease agreement pursuant to which the Seller or a Seller Subsidiary will lease space and certain equipment to the Company or an Affiliate of the Buyer at the Katy Road Site;

              (iii) a supply agreement pursuant to which the Buyer will cause the Company to supply forgings to the Seller or an Affiliate of the Seller;

              (iv) a license agreement pursuant to which the Seller will grant to the Company a non-exclusive license to make and sell certain products covered by the Seller's hot isostatic pressing patents;

              (v) a license agreement pursuant to which the Seller will grant to the Company a non-exclusive license to make and sell to RMI Titanium Company certain forgings to be used in a titanium riser covered by the Seller's patent therefor;

              (vi) a computer services agreement pursuant to which the Seller will permit the Company to continue to use the Seller's Cooper Oil Tool computer; and

              (vii) an agreement providing for the Seller to factor the Company's receivables (the "Factoring Agreement").

         (b) The Ancillary Agreements will include the terms set forth in the term sheets appearing as Annex VIII hereto, and such other terms to which the parties may agree in writing.

    5.18 WARN Act. The Buyer agrees to indemnify, defend and hold harmless the Seller, its present or former officers and directors, agents and Affiliates, against any claims, damages, wages, fines, penalties and expenses, including attorneys' fees, arising from the failure to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") arising from or relating to a "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) by the Company occurring on or after the Closing Date.

    5.19 Taxes.
         (a) With respect to Seller's sale of the Company Common Stock hereunder, if Seller gives Buyer written notice within 30 days after the Closing Date ("Seller's Notice"), Seller and Buyer shall jointly make each available Section 338(h)(10) Election in accordance with applicable Tax Laws and as set forth herein, provided that Seller does not own, and is not deemed to own, and as a result of the transactions contemplated by this Agreement will not own and will not be deemed to own, fifty percent (50%) or more of Buyer's issued and outstanding common stock. If the Section 338(h)(10) Election is to be made, Seller and Buyer will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Buyer or Seller or their respective representatives to or with the Internal Revenue Service relating to such election. Buyer and Seller agree to report the transfers




under this Agreement consistent with such Section 338(h)(10) Elec-tion, and shall take no position or action contrary thereto (unless required to do so by applicable Tax Laws or an administrative settlement with Tax Authorities), including but not limited to any dissolution, merger, consolidation, or liquidation of the Company into the Buyer for a period of two years following the Closing Date without the prior written consent of the Seller, which consent may be withheld in its sole discretion. If the Section 338(h)(10) Election is to be made, Seller agrees to cause the Company and the Company Subsidiaries to recognize the gain, and to pay all tax on such gain, with respect to any intangible asset deemed sold pursuant to such election to the extent necessary to enable Buyer, the Company and the Company Subsidiaries to amortize such intangible asset pursuant to the provisions of Section 197 of the Code.

         (b) Buyer and Seller shall be jointly responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement, and each party shall deliver to the other party such Forms and related documents at least 30 days prior to the date such Section 338 Forms as are required to be filed under applicable Tax Laws.

         (c) The parties hereby agree that, for purposes of the allocation of the Aggregate Deemed Sale Price ("ADSP") (as defined under applicable Treasury Regulations), the fair market value of the machinery and equipment, dies, land and buildings of the U.K. Sub is $24,415,000, and the fair market value of the remaining assets of the U.K. Sub is at net book value.

         (d) Seller shall be liable for, shall pay and shall indemnify and hold Buyer and the Company and the Company Subsidiaries harmless against all Taxes of the Company and the Company Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, including, without limitation, any Taxes resulting from the making of the Section 338(h)(10) Election and any liability for Taxes pursuant to Treasury Regulation Section 1.1502-6. All liabilities and obligations between the Company and the Company Subsidiaries on the one hand, and the Seller and any of Seller's Affiliates on the other hand, under any tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than this Agreement or as set forth herein) shall cease to exist as of the date hereof.

         (e) Buyer shall be liable for, shall pay and shall indemnify and hold Seller harmless against, any and all Taxes of the Company and the Company Subsidiaries for any taxable year or taxable period commencing after the Closing Date.

         (f) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (the "Straddle Period") with respect to the Company or any Company Subsidiary shall be apportioned between Seller and Buyer based on the actual operations of the Company or the Company Subsidiary, as the case may be, during the portion of such period ending on the Closing




Date (the "Pre-Closing Straddle Period") and the portion of such period beginning on the date following the Closing Date, and for purposes of Sections 5.19(d) and 5.19(e), each portion of such period shall be deemed to be a taxable period. With respect to any Taxes for the Straddle Period, at least thirty days prior to the due date for the payment of such Taxes, Buyer shall present Seller with a schedule detailing the computation of the Pre-Closing Straddle Period Tax; and within ten days after Buyer presents Seller with such schedule, Seller shall pay the Company the amount of the Pre-Closing Straddle Period Tax as computed by Buyer. In the event Seller disputes Buyer's computation of the Pre-Closing Straddle Period Tax, Seller shall not be relieved of its obligation to pay, in the first instance, any such disputed amount. Whether any such disputed amount was in fact due from Seller shall be resolved in accordance with Section 5.19(m). If upon such resolution it is determined that any of such disputed amount was not payable to Buyer and such amount has been paid to Buyer, then Buyer shall refund to Seller such amount, plus interest at the rate required to be paid under Section 6621 of the Code.

         (g) Seller shall (x) prepare and file all Federal income Tax and unitary state Tax returns for the Company and the Company Subsidiaries with respect to all periods, or partial periods, ending on or prior to the Closing Date (including all tax returns, reports and forms relating thereto which are due after the Closing
Date) and (y) prepare and file or cause the Company and the Company Subsidiaries to prepare and file all other Tax returns, reports and forms for the Company which are due prior to the Closing Date, and shall pay all Taxes with respect to clause (x) and at the time of such filing shall pay or shall cause the Company or the Company Subsidiaries to pay all Taxes with respect to clause (y). To the extent requested by Seller, the Company and the Company Subsidiaries shall participate in the filing of and shall file any required Tax returns with respect to any period ending on or prior to the Closing Date. Buyer shall prepare or cause to be prepared the schedules in respect of the Company and the Company Subsidiaries containing the information necessary for Seller to prepare any consolidated or combined returns.

         (h) Buyer or the Company and the Company Subsidiaries shall prepare and file all state and local Tax returns, forms and reports, other than returns with respect to unitary state Taxes, for the Company and the Company Subsidiaries with respect to any tax period for which such return, form or report is due after the Closing Date, and shall remit all Taxes with respect thereto and shall be free to make, or cause to be made, any tax elections in respect of such Taxes and to claim any deductions or credits, in connection therewith; provided that all returns filed by Buyer or the Company and the Company Subsidiaries for any period beginning prior to the Closing Date shall be prepared by Buyer, or the Company and the Company Subsidiaries, in a manner consistent with the Company's and the Company's Subsidiaries prior practices, except for changes necessary to comply with changes in Law.






         (i) Seller shall have exclusive control over any dispute relating to any Tax liability or return of Seller or any Affiliate of Seller (including the Company and the Company Subsidiaries for periods prior to the Closing Date) filed by Seller for or with respect to any period, or partial period, ending on or prior to the Closing Date, provided that Seller shall keep Buyer currently informed of the progress of any such dispute. In the event that the Section 338(h)(10) Election is not made, Buyer shall be entitled to participate in any such dispute at its own expense to the extent the same relate to the Company or any Company Subsidiary; and Seller, with the consent of Buyer, which will not be unreasonably withheld, may settle any or all such disputes, accept any determination as final, pay any Tax claim or take such other action to contest or concede any Tax claimed. If Buyer shall withhold its consent to any action desired to be taken by Seller in connection with any such dispute, (x) Buyer shall be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against, any Taxes required to be paid by Seller in connection therewith in excess of the amount which Seller would otherwise have paid if Buyer's consent had not been so withheld,
(y) Buyer shall thereafter control the content of all submissions made by Seller to any administrative or judicial authority to the extent they relate to the Company and (z) (i) if such dispute involves issues other than those relating solely to the Company or the Company Subsidiaries, Seller shall control all other aspects of such dispute, or (ii) if such dispute involves only issues relating solely to the Company or the Company Subsidiaries, Buyer shall thereafter control such dispute. Buyer shall cooperate and shall cause its Affiliates to cooperate with Seller and its Affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Seller reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of the Company and the Company Subsidiaries to the extent relating to such dispute.

         (j) Buyer and the Company shall have exclusive control over any dispute relating to any Tax liability or return of Buyer or the Company or any Company Subsidiary filed for or with respect to any tax period for which a return is due after the Closing Date (other than Federal income Taxes and unitary state Taxes relating to periods or partial periods ending on or prior to the Closing
Date). Seller and its Affiliates shall cooperate with Buyer and its Affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Buyer, the Company and the Company Subsidiaries reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Seller and its Affiliates to the extent relating to such dispute.








         (k) Buyer shall cause the Company and the Company Subsidiaries to elect, where permitted by law, to carryforward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election (collectively, "Carrybacks"), be carried back to a taxable period of the Company or the Company Subsidiaries ending on or before the Closing Date in which the Company or the Company Subsidiaries filed a consolidated, combined or unitary tax return with Seller or any of Seller's Affiliates. Buyer, on its own behalf and on behalf of its tax Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of the Company for any tax year ending on any date following the Closing Date to part or all of the period prior to the Closing Date.

         (l) As soon as practicable, but in any event within 15 days after Seller's or Buyer's request, as the case may be, Buyer shall deliver to Seller, or Seller shall deliver to Buyer, as the case may be, such information and other data relating to the Tax returns and Taxes of the Company and shall make available such knowledgeable employees of Seller, Buyer, the Company or any of their Affiliates, as the case may be, as Seller or Buyer, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or Buyer, as the case may be, to cause the completion and filing of all Tax returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authority with respect to any Tax returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or Buyer, as the case may be, to satisfy its accounting or tax requirements.

         (m) If Seller and Buyer disagree as to the amount of Taxes for which either of them is liable to the other under this
Section 5.19, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days of the date of consultation, Seller and Buyer shall within ten days after such 15-day period jointly select a firm of nationally recognized independent public accountants who has not represented either Buyer or Seller for three years prior to the date of the dispute (the "Neutral Auditors") to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of the Neutral Auditors within such ten-day period, then such Neutral Auditors shall be selected by the American Arbitration Association. All fees and expenses relating to the work performed by the arbitrator in accordance with this Section 5.19(m) shall be borne equally by Seller and Buyer.

         (n) Seller and Buyer shall (x) each give the other prompt written notice of the receipt of any claim by any taxing authority that, if successful, may result in an indemnity payment pursuant to this Section 5.19 and (y) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this Section 5.19.


         (o) Seller will not allow the Company or any Company Subsidiary to elect to be excluded from any consolidated federal income tax return of the Seller and its Affiliates with respect to which it is otherwise includible on account of any taxable period, whether of 30 days or less or otherwise.

         (p) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Code" means the Internal Revenue Code of 1986, as amended.

              (ii) "Returns" means any and all returns, decla-rations, reports, statements and other documents required to be filed in respect of any Tax.

              (iii) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any Federal, state, county, or other local Taxing Authority in connection with a Code Section 338(h)(10) Election.
Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to relevant Treasury Regulations and any substantially similar forms under a state or local statute corresponding to Federal laws.

              (iv) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to Seller's sale of the Company Common Stock to Buyer pursuant to this Agreement. "Section 338(h)(10) Election" shall also include any substantially similar election under a state or local statute corresponding to Federal laws.

              (v)  "Tax" means any of the Taxes.

              (vi) "Taxes" means all federal, state, local and foreign income, profits, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including taxes under Section 59A of the Code), disability, registration, alternative, add-on, minimum, estimated, sales, goods and services, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such addi-tions to tax and penalties);

              (vii) "Tax Laws" means the Code, Federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

              (viii) "Taxing Authority" means any Governmental
Entity having jurisdiction over the assessment, determination, collection, or other imposition of Tax.



    5.20 Existing Insurance Coverage. As of the Closing Date, the Seller or its Affiliates will cancel insurance coverage applicable to the Company or the Company Subsidiaries for occurrences (with respect to any "occurrence" policies) or claims made (with respect to any "claims-made" policies) after the Closing Date (other than insurance policies in the name of the Company Subsidiaries); provided, however, that the remaining insurance coverage shall be available to the Buyer, the Company and the Company Subsidiaries with respect to insured occurrences or series of occurrences relating to the Company, the Company Subsidiaries or the Business on or prior to the Closing Date, if and only to the extent that the Buyer or the Company has assumed or paid the loss or liability attributed to such occurrences. If after the Closing, the Seller actually receives from an insurer cash proceeds (excluding any return of premium or reimbursed attorneys or investigation or other fees) attributable to such insurance coverage with respect to any insured occurrences or any series of occurrences on or prior to the Closing Date or any claims that were asserted on or prior to the Closing Date, then such cash proceeds shall be paid to the Buyer net of any deductible, co-payment, retro fees, self-insured premiums, defense costs or other charges paid or payable to the insurance carrier or obligations to reimburse the insurance carrier for which the Seller (or any of its Affiliates) is liable, to the extent that the Buyer or the Company has assumed or paid the loss or liability attributed to such occurrence or series of occurrences. The Buyer shall reimburse the Seller for any administrative costs, retro fees, premiums, self-insured or deductible loss costs or other expenses that the Seller is charged after the Closing by such insurance carrier relating to insurance coverage applicable to the Company or the Company Subsidiaries prior to Closing.

    5.21 Certain Obligations. "Seller's Company Obligations" shall mean any obligation, commitment, liability or responsibility of the Seller, its Affiliates or their Predecessors (whether or not also an obligation, commitment, liability, or responsibility of or claim against, in whole or in part, the Company, the U.K. Sub or the Pipeline Sub) arising, undertaken or created before the Closing Date in connection with, on behalf of or for the benefit of any Cameron Entity, or arising from the conduct of the Business, including without limitation (i) any consulting, employment or severance agreements, guarantees, letters of credit, performance bonds, or indemnities, or obligations or indemnities to officers or directors of any Cameron Entity, (ii) any agreements with any transferors to the Seller, its Affiliates, or their Predecessors, of any assets of any Cameron Entity or of the Business, (iii) any labor or collective bargaining agreements relating to any Cameron Entity, (iv) any contracts with any Governmental Entity relating to any Cameron Entity, (v) any sales or purchase agreements relating to any Cameron Entity, (vi) any leases of real or personal proper-ty relating to any Cameron Entity, and (vii) any other agreements or commitments relating to any Cameron Entity under which the Seller, its Affiliates or Predecessors will have any liability after the Closing Date; provided, however, that the Seller's Company Obligations shall exclude the matters that the Seller is



required to indemnify pursuant to Section 5.22(b) or Section
5.22(f). The Seller shall cause the Company to assume the Seller's Company Obligations, effective on the Closing Date, and the Company shall thereafter discharge the same in accordance with their terms.


    5.22 Survival; Indemnification.
         (a) Survival of Representations, Warranties and
Covenants. Except for the representation and warranty of the Seller in Section 3.23 hereof and the Buyer in Section 4.16 hereof which will survive the Closing and remain in full force and effect thereafter until 18 months after the Closing, the representations and warranties of the parties contained in this Agreement shall expire with, and be terminated and extinguished by, the Closing of the transactions contemplated hereby and shall not survive the Closing Date. Any claim for indemnification with respect to the representation and warranty of the Seller in Section 3.23 hereof and the Buyer in Section 4.16 hereof that is not asserted by notice given as herein provided within the 18-month period may not be pursued and hereby is irrevocably waived and released after such time. Subject to the preceding 18-month limitation on the indemnity with respect to Sections 3.23 and 4.16, the covenants of the parties in Article V hereof (including without limitation the indemnities contained therein) will survive the Closing and remain in full force and effect thereafter without limitation as to time, except in connection with (i) any applicable statute of limitations or (ii) any such covenant that, by its terms, is otherwise limited with respect to time.

         (b) Cross Indemnity. Subject to the terms and conditions of this Section 5.22, the Seller hereby agrees to indemnify and hold the Buyer, its Affiliates, and their directors, officers or employees (collectively, "Buyer's Group") harmless from and against all demands, claims, causes of action, assessments, losses, damages (including without limitation fines, penalties and punitive damages), liabilities and costs and expenses, including without limitation attorneys' fees and any expenses incident to the enforcement of this Section 5.22 (collectively, "Losses"), which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from (i) any inaccuracy in the representation or warranty of the Seller contained in Section 3.23 of this Agreement, or (ii) any breach of any covenant by the Seller in Article V of this Agreement. Subject to the terms and con-ditions of this Section 5.22, the Buyer hereby agrees to indemnify and hold the Seller, its Affiliates, and their directors, officers or employees (collectively, "Seller's Group") harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (i) any inaccuracy in the representation or warranty of the Buyer contained in Section
4.16 of this Agreement, (ii) any breach of any covenant by the Buyer in Article V of this Agreement, or (iii) the Seller's Company Obligations. The party seeking indemnification pursuant to this
Section 5.22 is hereinafter referred to as an "Indemnified Party" and the party from whom indemnification is sought is hereinafter referred to as an "Indemnifying Party."




         (c) Limitation of Indemnification. Notwithstanding any contrary provision, no claim by either party against the other for indemnification arising under this Article V shall be valid and assertible unless the aggregate amount of Losses associated with such claim shall exceed $100,000. Further, any claims by the Indemnified Party against the Indemnifying Party shall be determined net of any tax benefit actually recognized and utilized to offset or reduce the tax liability of the Indemnified Party or the other members of its group. All payments pursuant to this
Section 5.22 shall be treated as adjustments to the purchase price of the Company Common Stock.

         (d) Sole Remedy. Other than the rights, obligations, and remedies provided for in Article I, Article V, Article VII and
Article VIII hereof, the Buyer and the Seller agree that the rights to indemnification provided in this Section 5.22 and elsewhere in this Article V will be the exclusive rights, obligations and remedies with respect to all provisions of this Agreement. Each party, on behalf of itself and its Affiliates, irrevocably waives any claim, cause of action or theory of liability it might otherwise be entitled to assert in respect of such provisions except for the right to seek indemnification on the terms and subject to the conditions set forth in this Section 5.22 and elsewhere in this Article V.

         (e) Additional Indemnification by the Buyer. Subject to the terms and conditions of this Section 5.22 and in addition to the indemnification provided for in Section 5.22(b), the Buyer agrees, other than the Losses that the Seller is required to indemnify pursuant to Section 5.22(b) or Section 5.22(f), the employee benefit matters addressed in Section 5.12 and the tax matters addressed in Section 5.19, to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business on, before or after the Closing Date, including without limitation (i) to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from any Product Liability Claims arising out of or resulting from Products sold or furnished by the Seller, any of its Affiliates or any Cameron Entity (including without limitation any product liability assumed in connection with the acquisition of any business or product line) on, before or after the Closing Date; (ii) to indemnify and hold the Seller's Group harmless from and against all Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (A) any noncompliance of the operations, properties or business activities of any Cameron Entity or the Business with any Environmental Law on, before or after the Closing Date or (B) any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business based upon any Environmental Law, or arising from the disposal of any Regulated Materials, on, before, or after the Closing Date; and (iii) to indemnify and hold the Seller's Group harmless from and against all




Losses which the Seller's Group may suffer, sustain or become subject to by reason of or resulting from (A) any workers' compensation claim filed against any Cameron Entity on, before or after the Closing Date, and (B) any employment or severance agreements entered into by the Seller or the Company relating to employees of the Company on, before or after the Closing Date, other than severance payments under the Employment Agreement listed on Section 5.22(e) of the Seller Disclosure Schedule. It is the intention of the parties that the indemnity provided herein shall survive the Closing and shall, with respect to environmental claims under CERCLA, be an agreement expressly not barred by 42 U.S.C.
Section 9607(e)(1).

         (f) Additional Indemnification by the Seller. Subject to the terms and provisions of this Section 5.22 and in addition to the indemnification provided for in Section 5.22(b), the Seller agrees, other than the Losses that the Buyer is required to indemnify pursuant to Section 5.22(b), the employee benefit matters addressed in Section 5.12 and the tax matters addressed in Section 5.19, (i) to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from any liabilities or obligations of or relating to, or claims against, the Seller or the Seller Subsidiaries on, before or after the Closing Date to the extent that such liabilities, obligations or claims (x) do not relate to the Business and (y) arise from the activity of (a) any Cameron Entity (other than the Company or the Pipeline Sub) before the Closing Date, or (b) the Seller or any of the Seller's subsidiaries (other than the Cameron Entities), (ii) except to the extent the actions of the Buyer, the Company or their Affiliates may cause or increase any such Losses after the Closing Date, to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from any Regulated Materials disposed of on, or discharged into the environment at, the Katy Road Site or the Gulf Metals Site on or before the Closing Date; and (iii) to indemnify and hold the Buyer's Group harmless from and against all Losses which the Buyer's Group may suffer, sustain or become subject to by reason of or resulting from severance payments under the Employment Agreement listed on Section 5.22(e) of the Seller Disclosure Schedule. It is the intention of the parties that the indemnity provided herein shall survive the Closing and shall, with respect to environmental claims under CERCLA, be an agreement expressly not barred by 42 U.S.C. Secion 9607(e)(1).

         (g) Conditions of Indemnification of Third Party Claims. The obligations and liabilities of the parties under this Article V with respect to claims of Losses resulting from the assertion of liability by third parties ("Third-Party Claim") shall be subject to the following terms and conditions:

              (i) The Indemnified Party shall give written notice to the Indemnifying Party of any such Claim promptly after the Indemnified Party receives notice thereof, which written notice shall state the nature and basis of such Claim and, if



determinable, the amount thereof, provided that failure to so notify the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement unless the Indemnifying Party shall actually be prejudiced by such failure and then only to the extent of such actual prejudice. Upon receipt of notice of any such Claim from the Indemnified Party, the Indemni-fying Party will undertake the defense thereof by representatives of its own choosing.

              (ii) In the event that the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend the same, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

              (iii) Anything in this Section 5.22 to the contrary notwithstanding, the Indemnifying Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of such Claim. The Indemnified Party shall have the right at its own expense to participate in the defense of the Claim.

         (h)  Certain Definitions.  As used in this Agreement:

              (i) "Product Liability Claim" means any claim or cause of action, regardless of form and whether absolute, accrued, contingent or otherwise, arising out of injury to persons or damage to property, relating to the design or manufacture of or the introduction into commerce by sale, exchange or assignment of the Products.

              (ii) "Business" means research, development, engi-neering, melting, refining, remelting, forging, extrusion, machining, manufacturing, distribution, sales, marketing, service or repair operations associated with the Products.

              (iii) "Products" means closed die forgings (includ-ing rotating parts for aircraft engines or industrial turbines, aircraft landing gear, structural airframe parts, ordnances and related parts, military and power plant nuclear forgings, valves, heavy wall pipe and fittings, power generation forgings and oilfield equipment forgings), extrusions (including for aircraft engines, pipe, oilfield equipment, bar stock and ordnances), super alloy powder products, skid rails and related components for use in metallurgical reheat furnaces, including custom-shaped insulators and high velocity burners, and other forged products.




              (iv) "Cameron Entities" means (x) the Company, (y) the Pipeline Sub and (z) that portion of each of the following companies to the extent that it presently conducts or previously conducted all or part of the Business: (i) the U.K. Sub, (ii) the forged products division of Cameron Iron Works, Inc., (iii) the forged products division of Cameron Iron Works USA, Inc., (iv) Cameron Forge Company, (v) the forged products division of Cameron Iron Works Limited, (vi) Cooper Industries, Inc., (vii) Cooper
(Great Britain) Ltd., (viii) Cameron Iron Works, Inc., (ix) Cameron Iron Works USA, Inc., and (x) Cameron Iron Works Limited, and (xi) any direct or indirect Predecessor or successor to any of the foregoing that conducted or conducts all or part of the Business.

              (v) "Predecessor" means an entity which has previ-ously held an interest to which the entity to whom the reference is made has succeeded, including without limitation an entity which conveyed, transferred or assigned all or substantially all of its assets to the entity to whom the reference is made or an entity which was merged or amalgamated into or consolidated with the entity to whom the reference is made.

              (vi) "Katy Road Site" means the former Cameron Iron Works, Katy Road Facility located at 1000 Silber Road, Houston
(Harris County), Texas.

              (vii) "Gulf Metals Site" means the Gulf Metals State Superfund Site in Houston (Harris County), Texas, located northeast of the intersection of Mykawa Road and Almeda-Genoa Road.

              (viii) "Affiliate" shall mean any person or entity that directly or indirectly controls or is controlled by or is under the common control of the party referred to.

    5.23 Repurchase of Receivables. Pursuant to the Factoring Agreement, the Company has agreed to assign to the Seller prior to Closing its trade and notes receivables (the "Receivables"). The Buyer agrees to purchase from the Seller all Receivables that are outstanding 90 days after the Closing Date. Within five business days following the 90th day after the Closing Date, the Seller will prepare a statement listing the balance of the outstanding Receivables on such date, deducting the same reserve amount previously deducted in determining the Receivables Purchase Price. Within five business days after receipt of such statement, subject to the terms of the Factoring Agreement, the Company shall pay to the Seller such amount at its bank account designated in this Agreement.

                                  ARTICLE VI
                                  CONDITIONS

    6.1 Conditions to Each Party's Obligation to Effect the Transactions Contemplated by this Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:




         (a) Each of the Seller and the Buyer shall have executed and delivered the Investment Agreement.

         (b) The transactions contemplated by this Agreement shall have been approved by the requisite affirmative vote of the holders of the Buyer Common Stock and the requisite consent to the transactions contemplated by this Agreement shall have been obtained from the holders of the 10 3/4% Senior Notes due 2003 issued pursuant to the Indenture, dated as of March 16, 1993, by and among the Buyer, certain subsidiaries of the Buyer and State Street Bank and Trust Company, as Trustee, and by The CIT Group/Business Credit, Inc.

         (c) Articles of amendment, signed in accordance with the Massachusetts Business Corporation Law and setting forth the Authorized Shares Amendment, the Fair Price Charter Amendment, and the due adoption thereof, shall have been filed with the Secretary of the Commonwealth of Massachusetts and shall be in full force and effect.

         (d) The Buyer's Board of Directors shall have adopted and approved the Control Share Acquisitions Amendment and it shall be in full force and effect.

         (e) The Rights Agreement shall have been executed and delivered by the Buyer and the other party thereto and shall be in full force and effect.

         (f) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced, and no action, suit or proceeding shall be pending or threatened, by any Governmental Entity of competent jurisdiction which prohibits or challenges the consummation of the transactions contemplated by this Agreement, or conditions such consummation on the matters referred to in the last sentence of Section 5.6(b) hereof, and is in effect.

         (g) The Ancillary Agreements shall have been negotiated on terms mutually satisfactory to the Buyer and the Seller and executed and delivered by each of the parties thereto.

    6.2 Conditions of Obligations of the Seller to Effect the Transactions Contemplated by this Agreement. The obligations of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of the Buyer set forth in this Agreement and qualified as to materiality or Material Adverse Effects shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), the Buyer shall have delivered the documents and other items to be delivered pursuant to Section 2.3, and the Buyer shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.


    6.3 Conditions of Obligations of the Buyer to Effect the Transactions Contemplated by this Agreement. The obligations of the Buyer to effect the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of the condition that the representations and warranties of the Seller set forth in this Agreement and qualified as to materiality or Material Adverse Effects shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement (except to the extent that the transactions set forth on Annex IV have not been consummated as of such date) and as of the Closing Date, as if made at and as of the Closing Date (except for representations and warranties that expressly speak only as of some other time), the Seller shall have delivered the documents and other items to be delivered pursuant to Section 2.2, and the Seller shall have performed and complied, in all material respects, with all obliga-tions and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

                                 ARTICLE VII
                         TERMINATION AND ABANDONMENT

    7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Buyer of the transactions contemplated by this
Agreement:

         (a) by mutual consent of the parties hereto;

         (b) by the Seller or the Buyer, if the transactions contemplated by this Agreement shall not have been consummated before June 30, 1994 (unless the failure to consummate the transactions contemplated by this Agreement by such date shall be due to the breach of this Agreement by the party seeking to terminate this Agreement);

         (c) by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller;

         (d) by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer; or

         (e) by either of the parties hereto if this Agreement and the transactions contemplated hereby are not duly approved by the shareholders of the Buyer at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose.






    7.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to
Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

         (a) upon request therefor, each party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same or will destroy such documents;

         (b) all information received by the Seller and the Company with respect to the business of the Buyer or by the Buyer with respect to the business of the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distri-bution or filed as public information with any Governmental Entity) shall not at any time be used for the advantage of the Person receiving the information or to the detriment of the Person furnishing such information; and each of the Seller and the Buyer will use its reasonable best efforts to prevent the disclosure thereof to third Persons except as may be required by law;

         (c) neither party hereto shall have any liability or fur-ther obligation to the other party hereto pursuant to this Agreement except as stated in this Section 7.2 and in Sections
5.4(d), 5.10 and 5.11; and

         (d) all filings, applications and other submissions made pursuant to Sections 5.6, 5.7 and 5.8 shall, to the extent practicable, be withdrawn from the agency or other Person to which made.
                                 ARTICLE VIII
                                MISCELLANEOUS

    8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

    8.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.2.



    8.3  Investigations; Survival Upon Termination.  Subject to
Section 5.22(a), the respective representations and warranties of the parties contained herein or in any certificates, schedules, exhibits or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the termination of this Agreement pursuant to
Section 7.1 or otherwise; and thereafter none of the parties hereto or any of their respective officers or directors shall be under any liability whatsoever with respect to any such representations or warranties. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

    8.4 Notices. All notices and other communications hereunder shall be validly given, made or served, if in writing and delivered personally, sent by facsimile transmission (receipt of which is confirmed) or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the fol-lowing addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)  if to Seller or the Company, to:
                   Cooper Industries, Inc.
                   First City Tower, Suite 4000
                   1001 Fannin Street
                   Houston, Texas  77002
                   Attention:  General Counsel
                   Facsimile No.: 713-739-5882

         (b)  if to the Buyer, to:

                   Wyman-Gordon Company
                   244 Worcester Street
                   Box 8001
                   North Grafton, Massachusetts  01536-8001
                   Attention:  Wallace F. Whitney, Jr., Esq.
                   Facsimile No.:  (508) 839-7500

              with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Adam O. Emmerich, Esq.
                   Facsimile No.:  (212) 403-2000

         Notice given by facsimile shall be deemed delivered on the business day after it is sent to the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the same is mailed.






    8.5 Annexes, Schedules and Exhibits. All annexes, schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All references to "this Agreement" shall be deemed to include all annexes, schedules and exhibits to this Agreement. Information set forth in any section to the Seller Disclosure Schedule or the Buyer Disclosure Schedule is deemed set forth in all other sections of such Disclosure Schedule. Disclosure of any fact or item in any annex, schedule or exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears. Disclosure of any fact or item in any annex, schedule or exhibit hereto shall not necessarily mean that such item or fact individually is material to (i) the Seller or the Company individually or the Seller and the Company taken as a whole or
(ii) the Buyer or its subsidiaries individually or the Buyer and its subsidiaries taken as a whole.

    8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

    8.8 Entire Agreement; Assignment. The Confidentiality Agreement, the Investment Agreement, this Agreement, including the annexes, schedules and exhibits hereto and thereto, and the other instruments, agreements, documents, schedules and certificates referred to herein and therein, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

    8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

    8.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.




    8.11 Alternative Dispute Resolution.
         (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claims as provided in Section 8.11(c).

         (b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

         (c) If negotiation fails within the time limits provided in Section 8.11(a), either party may initiate a mediation proceeding by a request in writing to the other party.
Thereupon, both parties will be obligated to engage in a mediation. The proceeding will be conducted in accordance with the presently effective CPR Model Procedure for Mediation of Business Disputes, with the following exceptions:

              (i) The mediator shall be an attorney experienced in mediating large commercial disputes, who shall be compensated at his normal hourly or per diem rates for all time spent by him in connection with the proceedings, and whose fees shall be borne equally by the parties. If the parties have not agreed within 30 days of the request for mediation on the selection of a mediator willing to serve, the Center for Public Resources, upon the request of either party, shall appoint a member of the CPR Panels of Neutrals who meets the above qualifications as the mediator.

              (ii) Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (a) a written settlement is reached, (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (c) after making a good faith effort to mediate, either party or both parties assert in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding. Thereafter, if a settlement has not been reached, the parties shall be free to pursue such rights and remedies, at law or in a equity, as may be available to them.

         (d) The parties regard the obligations in this Section
8.11 as an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such



obligation by either party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof. This Section 8.11 shall in no way affect the arbitration procedures set forth in Article I or Article V of this Agreement.

    8.12 Non-Competition.
         (a) The Seller agrees that, until the later to occur of (i) the Seller's ceasing to own at least 10% of the outstanding shares of Buyer Common Stock and (ii) the expiration of a period of three years commencing on the Closing Date, the Seller will not, and the Seller will not permit any of its subsidiaries (regardless of whether such Person is a subsidiary of the Seller on the date hereof) to, engage in the manufacturing or marketing of the Products currently manufactured or marketed by the Company or the U.K. Sub in competition with the Buyer or any subsidiary of the Buyer (a "Competing Business"); provided, however, that (i) the Seller or any Affiliate of the Seller (other than the Company and the Company Subsidiaries) may continue any existing non-aerospace forging operations and may make any reasonable maintenance, improvements and refinements thereto; and (ii) the Seller or any Affiliate of the Seller may acquire any business which includes ancillary forging operations in support of its main business; provided further that this covenant shall not prevent the Seller or its Affiliates from acquiring shares in or the business or assets of any company, business or entity (the "Target") having a Competing Business (i) if no more than $10,000,000 of the Target's sales revenue (as recorded in the then latest available audited accounts) arises from the Competing Business or (ii) if the sales revenue of the Competing Business is greater than $10,000,000 of the Target's sales revenue, if the Seller uses its reasonable commercial efforts to dispose of the Competing Business within a two-year period from the date of acquisition of the Target. If the Seller cannot dispose of the Competing Business on terms reasonably acceptable to it during such two-year period, then the Seller shall be free to retain and operate the Competing Business without any restriction of this Agreement. The Seller ac-knowledges and agrees that the foregoing restrictions are rea-sonably designed to protect the Buyer's substantial investment and are reasonable with respect to duration, geographical area and scope.

         (b) In the event of breach by the Seller or any sub-sidiary of the Seller of any of the provisions of Section 8.12(a), the Buyer may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of Section 8.12(a).

    8.13 Further Assurances. Each party shall execute and deliver both before and after the Closing such instruments, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.


    8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than the Buyer's Group and the Seller's Group in connection with Section 5.22, any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to (or to confer any right of subrogation or action over against) any party to this Agreement.

    8.15 Remedies; Waiver. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

    8.16 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect, provided that the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.































    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             COOPER INDUSTRIES, INC.



                        By:  /s/ H. John Riley, Jr.
                             H. John Riley, Jr.
                             President and Chief
                             Operating Officer



                             WYMAN-GORDON COMPANY



                        By: /s/ Luis E. Leon
                            Luis E. Leon
                            Vice President, Treasurer
                            and Chief Financial Officer




































                                  ANNEX V


                       Fair Price Charter Amendment

    Article 6(e)2 of the Articles of Organization of the Buyer shall be amended to add the following sentence to the end thereof:

    Notwithstanding the foregoing, Cooper Industries, Inc. ("Cooper") and its Affiliates and Associates (together, the "Cooper Group") shall not be deemed to be an Interested Stockholder for so long as (A) the Cooper Group beneficially owns at least 10% or more of the outstanding shares of Common Stock continuously from and after the Closing Date (as defined in the Stock Purchase Agreement, dated as of January 10, 1994, between Cooper and the Company) and (B) the Cooper Group does not acquire beneficial ownership of any shares of Common Stock in breach of the Investment Agreement, dated as of January 10, 1994, between Cooper and the Company (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the shares of Common Stock so acquired to a person or entity which is not a member of the Cooper Group).































                                   -65-
</TEXT